                                                                  Exhibit (a)(1)

                           OFFER TO PURCHASE FOR CASH
                                       BY
                                NEW AAP LIMITED
                                      FOR
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                           OF AMWAY ASIA PACIFIC LTD.
                      AT $18.00 PER SHARE OF COMMON STOCK

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                      12:00 MIDNIGHT, NEW YORK CITY TIME,
              ON DECEMBER 17, 1999, UNLESS THE OFFER IS EXTENDED.

     New AAP Limited., a Bermuda corporation ("Purchaser"), hereby offers to purchase all the outstanding shares of the Common Stock of Amway Asia Pacific Ltd., a Bermuda corporation ("AAP"), par value $.01 per share (the "Common Stock" or "Shares"), that are beneficially owned by shareholders (the "Shareholders") of AAP in accordance with the terms and conditions described or referred to in this Offer to Purchase and the accompanying Letter of Transmittal (the "Offer"). The Offer is being made pursuant to the Tender Offer and Amalgamation Agreement (the "Amalgamation Agreement"), dated November 15, 1999, among AAP, Purchaser and Apple Hold Co., L.P., a limited partnership organized under the laws of Bermuda ("Hold Co."). Hold Co. is the parent of Purchaser and an entity controlled and beneficially owned, directly and indirectly, by the principal shareholders of AAP, along with certain corporations, trusts, foundations and other entities established by or for the benefit of the principal shareholders and their respective families (collectively, the "Principal Shareholders"). The Amalgamation Agreement provides for, among other things, Purchaser to first conduct the Offer and then for AAP and Purchaser to amalgamate (the "Amalgamation"), with AAP as the surviving company. The purchase price for each share of Common Stock will be $18.00 in cash (the "Purchase Price"). There will be deducted from the Purchase Price paid to each holder any U.S. backup or other applicable withholding taxes which may be required to be withheld. The Offer is for all Shares of AAP or any lesser number of Shares tendered and not withdrawn. The Offer will expire, unless extended, at 12:00 midnight, New York City time, on December 17, 1999.

     Purchaser has been informed by the Principal Shareholders that the they will not tender their Shares in response to the Offer. The Principal Shareholders will contribute their Shares ("Non-Tendered Shares") to Hold Co. contemporaneously with the consummation of the Offer.

     THE BOARD OF DIRECTORS OF AAP (WITH MESSRS. RICHARD M. DEVOS, JR., DOUGLAS
L. DEVOS AND STEPHEN A. VAN ANDEL NOT PARTICIPATING) (THE "DISINTERESTED DIRECTORS") HAS UNANIMOUSLY (1) DETERMINED THAT THE OFFER AND THE AMALGAMATION ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES, OTHER THAN NON-TENDERED SHARES (THE "PUBLIC SHAREHOLDERS"), (2) APPROVED THE AMALGAMATION AGREEMENT AND (3) RESOLVED TO RECOMMEND THAT THE PUBLIC SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN RESPONSE TO THE OFFER.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED OR SUBJECT TO ANY OTHER CONDITIONS.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     Questions and requests for assistance may be directed to Georgeson Shareholder Communications Inc. (the "Information Agent") or Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. (each a "Dealer Manager" and collectively, the "Dealer Managers") at their respective addresses and telephone numbers set forth on the back page of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or brokers, dealers, commercial banks and trust companies.

     The Common Stock is listed and principally traded on the New York Stock Exchange (the "NYSE") under the symbol "AAP" and is also listed on the Australian Stock Exchange Limited ("ASX") under the symbol "AMW." On November 12, 1999, the last full NYSE trading day prior to the public announcement of the Offer, the closing sales price of the Common Stock on the NYSE was $11.75 per share and on November 16, 1999, the last full trading day prior to the date of this Offer to Purchase (the "Commencement Date") for which quotations could be obtained, the closing sales price was $17.81. The Purchase Price is $18.00 per share. On November 15, 1999, the last full ASX trading day prior to the public announcement of the Offer, the closing sales price of the Common Stock on the ASX was AU$17.50 per share and on November 17, 1999, the last full trading day prior to the Commencement Date, the closing sales price was AU$30.0. HOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON STOCK.

                     THE DEALER MANAGERS FOR THE OFFER ARE:

MORGAN STANLEY DEAN WITTER                                     J.P. MORGAN & CO.

November 18, 1999

                                   IMPORTANT

     Any shareholder desiring to accept the Offer should either (1) request the holder's broker, dealer, commercial bank, trust company or nominee to effect the transaction for the holder or (2) if the Shares are held in the holder's name, complete and sign the Letter of Transmittal (or a facsimile thereof) and mail or deliver it with the certificate(s) representing tendered Shares and any other required documents to First Chicago Trust Company of New York (the "Depositary") or tender such Shares pursuant to the procedures for book-entry transfer described herein under "The Offer -- Procedure for Tendering Shares."

     Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure described herein under "The
Offer -- Procedure for Tendering Shares -- Guaranteed Delivery."

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OR RECOMMENDATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PURCHASER.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1
SPECIAL FACTORS.............................................    4
   1.  Background of the Offer; Recommendation of the
       Special Committee and the Disinterested   Directors;
       Reasons for the Recommendation; Opinion of Financial
       Advisor to the Special   Committee...................    4
   2.  The Offer; Amalgamation and Related Transactions;
     Amalgamation Agreement.................................   14
   3.  Purpose of the Offer and Amalgamation; Other
     Transactions...........................................   15
   4.  Position of Purchaser Regarding Fairness of the
     Offer..................................................   16
   5.  Certain Effects of the Amalgamation..................   16
   6.  Interests of Certain Persons.........................   16
   7.  Appraisal Rights in the Amalgamation.................   17
THE OFFER...................................................   18
   1.  Number of Shares; Expiration and Extension of
     Offer..................................................   18
   2.  Procedure for Tendering Shares.......................   18
   3.  Withdrawal Rights....................................   20
   4.  Acceptance for Payment of Shares and Payment of
     Purchase Price.........................................   21
   5.  Market Information; Dividends and Dividend Policy....   21
   6.  Certain Effects of the Offer.........................   23
   7.  Source and Amount of Funds...........................   24
   8.  Certain Information Regarding AAP....................   24
   9.  Certain Information Regarding Purchaser..............   28
  10.  Background of the Offer; Contacts with AAP...........   28
  11.  Interests of Certain Persons.........................   28
  12.  Transactions and Agreements Concerning the Shares....   29
  13.  Certain Legal Matters; Regulatory Approvals..........   29
  14.  U.S. Federal Income Tax Consequences.................   29
  15.  Extension of Offer; Termination; Amendments..........   31
  16.  Fees and Expenses....................................   31
  17.  Miscellaneous........................................   32
  SCHEDULE I    PURCHASER EXECUTIVE OFFICERS AND DIRECTORS;
                AAP EXECUTIVE OFFICERS AND DIRECTORS........  S-1
  SCHEDULE II   FAIRNESS OPINION OF THE FINANCIAL ADVISOR
  SCHEDULE III  AUDITED FINANCIAL STATEMENTS OF AMWAY ASIA
                PACIFIC LTD. FOR THE FISCAL YEARS ENDED
                AUGUST 31, 1996, 1997 AND 1998 AND UNAUDITED
                FINANCIAL STATEMENTS FOR THE NINE MONTHS
                ENDED MAY 31, 1998 AND MAY 31, 1999.........  F-1

TO THE HOLDERS OF COMMON STOCK OF AMWAY ASIA PACIFIC LTD.:

                                  INTRODUCTION

     New AAP Limited, a Bermuda corporation ("Purchaser"), hereby offers to purchase all the outstanding shares of the Common Stock of Amway Asia Pacific Ltd., a Bermuda corporation ("AAP"), par value $.01 per share (the "Common Stock" or "Shares"), that are beneficially owned by all shareholders (the "Shareholders") of AAP in accordance with the terms and conditions described or referred to in this Offer to Purchase and the accompanying Letter of Transmittal (the "Offer"). The purchase price for each share of Common Stock will be $18.00 in cash (the "Purchase Price"). There will be deducted from the Purchase Price paid to each holder any U.S. or other applicable backup withholding taxes which may be required to be withheld. The Offer is for all Shares of AAP or any lesser number of Shares tendered and not withdrawn. The Offer will expire, unless extended, at 12:00 midnight, New York City time, on December 17, 1999.

     The Offer is being made to all holders of Common Stock. The Offer, however, will not be made to a particular holder if (i) the Offer is prohibited by applicable administrative or judicial action pursuant to a statutory provision of the jurisdiction in which such holder resides or (ii) the laws or practices of the jurisdiction in which such holder resides would impose significant costs upon Purchaser or would materially delay the Offer.

     As of September 30, 1999, the principal shareholders of AAP, along with certain corporations, trusts, foundations and other entities established by or for the benefit of the principal shareholders and their respective families (collectively, the "Principal Shareholders"), beneficially owned 47,943,530 shares of Common Stock, constituting approximately 85% of all shares of Common Stock issued and outstanding on such date. Purchaser has been informed by the Principal Shareholders that they will not tender their Shares in response to the Offer. The Principal Shareholders will contribute their shares ("Non-Tendered Shares") to Hold Co. (as defined below) contemporaneously with the consummation of the Offer.

     The Offer is being made pursuant to the Tender Offer and Amalgamation Agreement (the "Amalgamation Agreement"), dated November 15, 1999, among AAP, Purchaser and Apple Hold Co., L.P., a limited partnership organized under the laws of Bermuda ("Hold Co."). Hold Co. is the parent of Purchaser and an entity controlled by the Principal Shareholders. The purpose of the Offer is to facilitate Purchaser's acquisition of all Shares for cash, and thereby enable the Principal Shareholders to obtain indirect control of 100% of the capital stock of AAP. The Amalgamation Agreement provides for, among other things, Purchaser to first conduct the Offer and then for AAP and Purchaser to amalgamate (the "Amalgamation"), with AAP continuing as the amalgamated company. Simultaneously with the execution of the Amalgamation Agreement, the Principal Shareholders, Hold Co. and Purchaser entered into a Shareholder and Voting Agreement (the "Shareholder Agreement"). Pursuant to the Shareholder Agreement, the Principal Shareholders have agreed, and Hold Co. agreed, after transfer to it of the Non-Tendered Shares by the Principal Shareholders, not to dispose of or otherwise transfer the Non-Tendered Shares, and Purchaser has agreed not to dispose of or otherwise transfer any Shares purchased by it in the Offer ("Purchased Shares"), in either case prior to consummation of the Amalgamation. The Principal Shareholders also have agreed to cause Hold Co. and Purchaser, as the case may be, to vote, and Hold Co. and Purchaser, as the case may be, have agreed to vote the Non-Tendered Shares and Purchased Shares in favor of the Amalgamation.

     Because the Principal Shareholders will contribute their shares to Hold Co., the Principal Shareholders, indirectly as limited partners of Hold Co., will beneficially own approximately 85% of the Shares. Under Bermuda law, an amalgamation must be approved by a vote of three-fourths of those shareholders voting at the shareholder meeting to approve such amalgamation provided that a quorum representing at least one-third of the shareholders attend such meeting. Because the Principal Shareholders will own, directly or indirectly, 85% of the AAP Shares and 100% of the capital stock of Purchaser, the Principal Shareholders will be able to effect the Amalgamation even if the Public Shareholders (as defined below) do not tender any Shares. As a result of the Amalgamation, those holders who do not tender their Shares in the Offer will receive cash equal to the Purchase Price upon consummation of the Amalgamation. If Shareholders tender their Shares in connection with the Offer, then they will not have to wait for the Amalgamation to be completed to receive cash for their Shares. The Amalgamation is expected to occur as soon as possible following consummation of the Offer.

     Alternatively, if at any time after consummation of the Offer, Purchaser and Hold Co. own, in the aggregate, 95 percent or more of the outstanding shares of the Common Stock, then Purchaser may, if it elects to do so in lieu of the Amalgamation, compulsorily purchase at the Purchase Price in cash the remaining Shares from the remaining Shareholders pursuant to Section 103 of the Bermuda Companies Act of 1981, as amended (the "Bermuda Act"). Accordingly, as a result of the consummation of the Offer and the Amalgamation or alternatively, the purchase of the Shares for cash in accordance with Section 103 of the Bermuda Act, the Principal Shareholders will, indirectly as limited partners of Hold Co., beneficially own 100 percent of the outstanding Shares. See, "Special Factors -- The Offer, Amalgamation and Related Transactions; Amalgamation Agreement".

     Over the last several years, a variety of alternatives have been considered by the Principal Shareholders and AAP management to increase shareholder value, while at the same time enhance operations, results and business prospects of AAP. After consideration of various alternatives and based on the difficult business environment and the limited public float of Shares, the Principal Shareholders and AAP concluded that it was unlikely that any meaningful improvement in liquidity of AAP would occur or that the Public Shareholders would realize the full potential of their investment in the foreseeable future. AAP and the Principal Shareholders concluded that, as a private company, AAP would have greater flexibility to invest in its future, realign the business relationships with Amway Corporation, a privately held Michigan corporation owned and controlled by the Principal Shareholders ("Amway"), and other Amway affiliates and allow senior management of Amway and AAP to focus on the long-term interests of AAP without concern for the impact that any action might have on operating results or share price of AAP. The Principal Shareholders view the Offer as an opportunity to create value for the Public Shareholders through a premium purchase price and to provide flexibility for restructuring and realignment of all Amway entities controlled by the Principal Shareholders.

     Purchaser will pay for the Shares purchased pursuant to the Offer with funds borrowed from Morgan Guaranty Trust Company of New York, Tokyo Branch, an affiliate of J.P. Morgan & Co. Incorporated ("Morgan Guaranty"), and possibly other commercial banks and lending institutions under a new senior credit facility.

     The Offer is not contingent upon receiving financing. The Offer will allow those holders desiring to receive cash for their Shares an opportunity to do so at a premium to the pre-Offer market price without the usual transaction costs associated with open market sales.

     THE BOARD OF DIRECTORS OF AAP (WITH MESSRS. RICHARD M. DEVOS, JR., DOUGLAS
L. DEVOS AND STEPHEN A. VAN ANDEL NOT PARTICIPATING) (THE "DISINTERESTED DIRECTORS") HAS UNANIMOUSLY (1) DETERMINED THAT THE OFFER AND THE AMALGAMATION ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES, OTHER THAN NON-TENDERED SHARES (THE "PUBLIC SHAREHOLDERS"), (2) APPROVED THE AMALGAMATION AGREEMENT AND (3) RESOLVED TO RECOMMEND THAT THE PUBLIC SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN RESPONSE TO THE OFFER. SEE "SPECIAL
FACTORS -- BACKGROUND OF THE OFFER; RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE DISINTERESTED DIRECTORS; REASONS FOR THE RECOMMENDATION; OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE" FOR FURTHER INFORMATION REGARDING THE MATTERS CONSIDERED BY THE SPECIAL COMMITTEE AND THE DISINTERESTED DIRECTORS IN REVIEWING THE TERMS OF AND FAIRNESS OF THE OFFER.

     AAP has advised Purchaser that Goldman, Sachs & Co., an independent investment bank and financial advisory firm (the "Financial Advisor" or "Goldman Sachs"), has delivered to the Special Committee, its written opinion that, as of the date of the Amalgamation Agreement, the Purchase Price in cash to be received by the Public Shareholders in the Offer and the Amalgamation or the compulsory purchase of the remaining Shares pursuant to Section 103 of the Bermuda Act as contemplated by the Amalgamation Agreement is fair from a financial point of view to such holders. See "Special Factors -- Background of the Offer; Recommendation of the Special Committee and the Disinterested Directors; Reasons for the Recommendation; Opinion of the Financial Advisor to the Special Committee" for further information concerning the opinion of Goldman Sachs.

     AAP has filed with the Securities and Exchange Commission (the "Commission") a Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), a copy of which is enclosed.

     All Shares validly tendered and not withdrawn on or prior to the Expiration Date (as defined in "The Offer -- Number of Shares; Expiration and Extension of Offer") will be purchased at the Purchase Price on the terms and subject to the conditions of the Offer. Certificates representing Shares not validly tendered and Shares validly withdrawn on or prior to the Expiration Date will be returned without delay to the applicable holder. See "The Offer -- Number of Shares; Expiration and Extension of Offer."

     Tendering holders will not be obligated to pay brokerage commissions or solicitation fees. Such brokerage commissions and solicitation fees, if applicable, will be paid by Purchaser as expenses of the Offer. Purchaser will pay all fees and certain expenses of the Dealer Managers, the Information Agent and the Depositary incurred in connection with the Offer. See "The Offer -- Fees and Expenses." However, any U.S. backup withholding taxes which may be required to be withheld will be withheld from the Purchase Price to be paid to each holder pursuant to the Offer. See "The Offer -- Acceptance for Payment of Shares and Payment of Purchase Price," and "The Offer -- U.S. Federal Income Tax Consequences."

     Participants in the Direct Purchase and Sale of Amway Asia Pacific Ltd. Common Stock (the "Dividend Reinvestment Plan") may tender part or all of the shares credited to their accounts in the Dividend Reinvestment Plan by following Instruction 10 of the Letter of Transmittal and submitting the Letter of Transmittal to the Depositary. Participants in the Amway Corporation Profit Sharing and 401(k) Plan ("401(k) Plan") may tender part or all of the shares credited to their accounts in the 401(k) Plan by submitting the letter of transmittal and the election form included in the materials sent by the trustee in the 401(k) Plan. Participants may only use the letter of transmittal sent to participants by the trustee for the 401(k) Plan to tender Shares credited to a 401(k) Plan account. See "The Offer -- Procedures for Tendering
Shares -- 401(k) Plan."

     AAP has advised Purchaser that, as of September 30, 1999, there were approximately 56,441,960 shares of Common Stock (including 40,954.247 shares of Common Stock held in the 401(k) Plan) issued and outstanding. According to AAP's records, there were approximately 2,166 holders of record of the issued and outstanding shares of Common Stock.

     AAP has advised Purchaser that AAP's Board of Directors has taken action so that option rights to receive shares of Common Stock under the Amway Asia Pacific Ltd. Long-Term Incentive Plan and the Amway Asia Pacific Ltd. Outside Director Long-Term Award Plan (collectively, the "Option Plans") at the time of the Amalgamation or consummation of the compulsory purchaser will be converted into the right to receive cash in accordance with the terms of the Option Plans. The determination of the amount of cash to be paid to participants in the Option Plans will be based on the Black-Scholes Option Pricing Model.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED OR SUBJECT TO ANY OTHER CONDITIONS.

     The United States federal income tax consequences of a sale by a holder of Shares pursuant to the Offer depend upon the facts and circumstances of the sale. U.S. backup withholding taxes may, in circumstances described herein, be required to be withheld from the Purchase Price of any sale of Shares. See "The Offer -- U.S. Federal Income Tax Consequences." EACH HOLDER IS URGED TO CONSULT AND RELY ON SUCH HOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO SUCH HOLDER OF A SALE OF SHARES PURSUANT TO THE OFFER.

     The principal trading market for the Common Stock is the NYSE. On November 12, 1999, the last full NYSE trading day prior to the public announcement of the Offer, the closing sales price of the Common Stock as reported on the NYSE was $11.75 and on November 16, 1999, the last full day of trading prior to the Commencement Date for which quotations could be obtained, the closing sale price was $17.81. The Purchase Price is $18.00 per share. On November 15, 1999, the last full ASX trading day prior to the public announcement of the offer, the closing sales price of the Common Stock as reported on the ASX was AU$17.50 and on November 17, 1999, the last full day of trading prior to the Commencement Date the closing sale price was AU$30.0. See "The Offer -- Market Information; Dividends and Dividend Policy" for historical prices of the Common Stock on the NYSE and the ASX. HOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON STOCK.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

1. BACKGROUND OF THE OFFER; RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE DISINTERESTED DIRECTORS; REASONS FOR THE RECOMMENDATION; OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE.

     Background of the Offer. Over the last several years, a variety of alternatives have been considered by the Principal Shareholders and AAP management to increase shareholder value, while at the same time enhance the operations, results and business prospects of AAP. Of particular focus was the relatively illiquid and, at times, volatile market for the Common Stock. For example, during the second half of 1996, AAP considered a possible secondary offering in an effort to improve liquidity and expand ownership of shares of Common Stock by investors. After consideration of this proposal, AAP's Board of Directors, in January 1997, authorized AAP to conduct a secondary offering. After submission of a registration statement to the Commission, AAP's Board of Directors decided to delay this secondary offering due to deterioration in the market conditions. Following the delay of the proposed secondary offering, AAP authorized open market repurchases by AAP of shares of Common Stock valued up to $50 million in the hope that this action would create value for shareholders.

     Also considered was a realignment of AAP with other Amway affiliates either by means of the combination of AAP and such other markets or the acquisition by AAP of other Amway affiliates in the region. In particular, beginning in April 1997, AAP, representatives of Amway and financial and legal advisors reviewed the possibility of forming a holding company which would own both Amway Japan Limited, a Japanese corporation and a publicly held affiliate of Amway ("AJL"), and AAP. In January 1998, there was a discussion regarding the possible creation of such a holding company to acquire both AAP and AJL at a meeting of AAP's Board of Directors. Following a presentation in April 1998 by financial advisors regarding a proposed holding company structure, this alternative was rejected as not feasible because of certain legal, structural and tax issues and accounting concerns.

     Starting in June of 1997, the Asian currency crisis impacted a number of AAP's markets, particularly Malaysia, Thailand and Taiwan and to a lesser extent Australia and New Zealand. This crisis exacerbated the concerns regarding share value, market volatility and lack of liquidity for shareholders. In March of 1998, representatives of AAP and Amway, as well as legal, tax and financial advisors, met to discuss alternatives to address share value, market volatility, lack of liquidity and AAP's operating results. In order to address operating results, AAP adopted more stringent cost cutting programs, as well as an expansion of local sourcing opportunities. Further, compounding the market volatility and adversely affecting operating results was the ban in China on direct selling in the spring of 1998. Following the discussions in March of 1998, an alternative that was considered was whether shareholder value might be best served by taking AAP private. As a private company, AAP would have greater flexibility to invest in its future, realign the business relationship with Amway and other Amway affiliates and allow senior management of Amway and AAP to focus on the long-term interests of AAP without concern for the impact that any action might have on operating results or share price in the short-term. In addition, a going private transaction would minimize the impact of the legal, structural and tax issues and accounting concerns associated with the transactions previously considered as well as reduce costs through the elimination of public company status.

     Throughout 1998, senior executives of AAP and Amway, along with their financial, legal, tax and accounting advisors worked on various aspects of a potential going private transaction focusing, in particular, on legal, structural, tax, accounting and other regulatory issues. During the second calendar quarter of 1998, representatives of Amway and Morgan Stanley & Co. Incorporated ("Morgan Stanley") had discussions regarding the financing of such transaction. These earlier efforts did not result in any specific proposal or range of proposals being made to AAP by or on behalf of the Principal Shareholders, Amway or any other controlled company. From August through October 1998, representatives of Amway on behalf of the Principal Shareholders and its legal and financial advisors began to have discussions with J.P. Morgan Securities Inc. ("J.P. Morgan") regarding various financing options for a going private transaction. A decision was made not to proceed at that time.

     In July and August of 1999, senior executives of Amway and Morgan Stanley prepared a strategic and financial analysis of a proposed going private transaction as a part of a broad based realignment of entities controlled by the Principal Shareholders, including Amway, AJL and AAP. The proposed transaction was presented to the Principal Shareholders on August 11 and August 20. Following these meetings, the Principal Shareholders instructed senior executives of Amway to continue to analyze going private transactions involving AJL and AAP. In addition, Morgan Stanley and J.P. Morgan were retained following these meetings by the Principal Shareholders to advise them on, and to explore opportunities for, a potential transaction and financing alternatives for any such transaction.

     On behalf of the Principal Shareholders, senior executives of Amway, Morgan Stanley, J.P. Morgan, Jones Day, Reavis & Pogue ("Jones Day"), as legal advisors, and White & Case LLP ("White & Case"), as tax advisors, met in Chicago on September 2, 1999, to discuss various aspects of a potential transaction, including financing, structures, due diligence and other issues.

     On September 10, 1999, senior executives of Amway met with the independent members of the Board of Directors of AAP to discuss a potential going private transaction. At this meeting, the participants discussed, among other things, the rationale for the transaction, the desirability of establishing a special committee of independent directors of AAP to consider such a transaction, the need for independent legal and financial advisors and other business issues.

     Senior executives of Amway and their legal and financial advisors, including Morgan Stanley, J.P. Morgan, Jones Day and White & Case, met in Tokyo the week of September 13, 1999 to conduct due diligence, to review a broad range of issues involved in a going private transaction, including legal, tax, accounting, regulatory and financing, and to discuss process issues. In addition, these representatives had telephone conferences with certain other senior executives of AAP. AAP's five-year financial projections were shared with the financial advisors at this time.

     The Principal Shareholders met on September 21, 1999, in Ada, Michigan to review the status of a potential transaction with their financial advisors. At this meeting, Morgan Stanley and J.P. Morgan reviewed preliminary financial and strategic conclusions. Based on a discounted cash flow analysis, a review of comparable companies and precedent transactions, and a trading analysis, Morgan Stanley and J.P. Morgan discussed with the Principal Shareholders and senior executives of Amway possible financial terms of a going private transaction. Following this meeting, the Principal Shareholders concluded that a going private transaction was the best way to enhance shareholder value and to implement the various changes believed necessary to effect a long term improvement in the operating results of Amway and all of its affiliates, including AAP. As a result, the Principal Shareholders instructed senior executives of Amway and their advisors to continue working towards a potential going private transaction.

     On September 29, 1999, a representative of Amway and Eoghan McMillan, a director of AAP and proposed chairman of the Special Committee (as defined below), had a telephone conversation regarding the decision of the Principal Shareholders to proceed with the transactions and discussed with Mr. McMillan the retention of independent legal and financial advisers for the Special Committee. Following these discussions, AAP and Purchaser executed a confidentiality agreement related to the going private transaction.

     On October 2, 1999, the Board of Directors of AAP formed the Special Committee, comprised of Eoghan M. McMillan, Jack C.K. So and John C.C. Chan (the "Special Committee"), each an independent, non-employee member of the Board of Directors of AAP. The Special Committee was formed for the purpose of evaluating the terms of any proposed going private transaction and was empowered to review, evaluate and, if deemed appropriate, negotiate on behalf of the Company the terms of a possible transaction and to report its actions and conclusions to the Board of Directors. The Special Committee further was authorized to retain independent legal and financial advisors in connection with the performance of its mandate.

     During the week of October 4, 1999, Mr. McMillan contacted Goldman, Sachs and Cleary, Gottlieb, Steen & Hamilton ("Cleary") to discuss retention of these firms by AAP to assist the Special Committee in analyzing the proposed transaction. Goldman Sachs met with the Special Committee, Mr. McMillan and senior executives of AAP during the week of October 11 to conduct financial due diligence.

     In September and October 1999, senior executives of Amway, in consultation with the Principal Shareholder's tax and legal advisors, addressed structural issues and the terms of the proposed loans to Purchaser to fund the Offer.

     On October 13, 1999, representatives of the Principal Shareholders delivered to Mr. McMillan a written proposal informing AAP that the Principal Shareholders were interested in discussing a transaction to acquire all the publicly traded shares of AAP. This written proposal indicated that the Principal Shareholders would propose to purchase the Shares for $15.50 per share (the "Proposal").

     On October 15, 1999, the Special Committee met with representatives of Goldman Sachs, Cleary and Conyers, Dill & Pearman ("Conyers Dill"), Bermuda counsel to AAP, to discuss their duties under applicable law with respect to the Proposal and appropriate procedures for responding to it.

     On October 20, 1999, the Special Committee met, together with representatives of Goldman Sachs, Cleary and Conyers Dill. At this meeting, representatives of Goldman Sachs summarized the results of their due diligence review and presented certain preliminary analyses they had performed with respect to AAP and the Shares. Later the same day, a representative of Goldman Sachs communicated to a representative of Morgan Stanley that at that time and based on preliminary analysis, the Special Committee was continuing to review the Proposal and were not prepared to provide a response to the Proposal. Goldman Sachs reported to Morgan Stanley that the Special Committee wanted more time to consider the Proposal in order, among other things, to allow AAP to review with the Special Committee projections of AAP's future financial results. Following the discussion with Goldman Sachs, Morgan Stanley consulted with the representatives of the Principal Shareholders and their advisors; and management of AAP had discussions with Mr. McMillan and Goldman Sachs regarding the projections.

     On October 22, 1999, the Special Committee met by teleconference with representatives of Goldman Sachs and Cleary. Goldman Sachs reported on its conversation with Morgan Stanley and reviewed certain further preliminary analyses they had performed taking into account certain information received during conversations with the Special Committee and representatives of Amway.

     On October 27, 1999, advisers to the Principal Shareholders, senior executives of Amway, Jones Day and White & Case met in Washington, D.C. to address structural, tax, accounting and regulatory issues relating to the proposed transaction. Among the structural issues discussed during this meeting and in follow-up discussions was the desirability of a voting and shareholder agreement among the Principal Shareholders relating to the Amalgamation.

     On October 27, 1999, the Special Committee met via teleconference, together with representatives of Goldman Sachs and Cleary. Goldman Sachs reviewed its preliminary valuation and financial analyses. After discussing these analyses, the Special Committee directed Goldman Sachs to inform the Principal Shareholders that the Special Committee would be prepared to consider a revised offer price of $18.00 per Share.

     On October 28, 1999, representatives of Goldman Sachs delivered to representatives of Morgan Stanley the Special Committee's response to the Proposal, indicating the Special Committee was initially willing to consider the Proposal if the Principal Shareholders would consider a purchase price of $18.00 per share. Morgan Stanley consulted with representatives of the Principal Shareholders and their advisers in order to prepare a response to the Special Committee's reply.

     While negotiations regarding the offer price continued, the representatives of the Principal Shareholders and the Special Committee and their respective advisors negotiated and finalized the terms of the Amalgamation Agreement.

     On November 11, 1999, the Principal Shareholders delivered to Mr. McMillan a written offer meeting the $18.00 per share price proposed by the Special Committee on October 28, 1999. The written offer was conditioned upon acceptance by the disinterested directors of the Board of Directors of AJL of an offer proposal made to it by the Principal Shareholders on the same day.

     On November 12, 1999, the Special Committee met via teleconference to discuss the revised Proposal, together with representatives of Goldman Sachs, Cleary and Conyers Dill. Based upon the financial and valuation analyses which Goldman Sachs had performed with respect to the Proposal and previously presented to the Special Committee, Goldman Sachs expressed an oral opinion as of the date of the meeting that the $18.00 in cash proposed to be received by the Public Shareholders in the Offer and the Amalgamation or the compulsory purchase of Shares pursuant to the Amalgamation Agreement, is fair from a financial point of view to such holders. See
" -- Opinion of Financial Advisor to the Special Committee." Following discussion, the Special Committee then adopted a resolution stating that the Special Committee has determined that the Offer and the Amalgamation are fair to and in the best interests of the Public Shareholders, and further resolved to recommend to the Board of Directors that it approve the Amalgamation Agreement and recommend that the Public Shareholders accept the Offer and tender their Shares in response to the Offer. Goldman Sachs delivered its written opinion dated November 15, 1999 confirming its oral opinion.

     Immediately following the November 12, 1999 Special Committee meeting, the Board of Directors of AAP (without the participation of Messrs. Richard M. DeVos, Jr., Douglas L. DeVos and Stephan A. Van Andel), held a meeting via teleconference, together with representatives of Goldman Sachs, Cleary and Conyers Dill. Mr. McMillan described the background of the written offer to the other Disinterested Directors and reported on the Special Committee's recommendation with regard to the written offer. Following this report, representatives of Cleary reviewed the terms of the Amalgamation Agreement submitted with the written offer leading to the Proposal, representatives of Conyers Dill reviewed the legal standards applicable to their deliberations under Bermuda law and representatives of Goldman Sachs presented the financial and valuation analyses which they had performed with respect to the written offer and informed the Disinterested Directors that it had given its oral fairness opinion to the Special Committee. The meeting of the Board of Directors was then adjourned and reconvened on November 15, 1999.

     At the reconvened meeting, after further discussion, the Disinterested Directors unanimously determined that the Offer and Amalgamation are fair to and, in the best interest, of the Public Shareholders, approved the Amalgamation Agreement and resolved to recommend that the Public Shareholders accept the Offer and tender their Shares in response to the Offer. See "-- Recommendation of the Special Committee and the Disinterested Directors" and "-- Reasons for the Recommendation" for a description of certain of the material factors considered by the Disinterested Directors in connection with their recommendation.

     Recommendation of the Special Committee and the Disinterested Directors. As described below, the Special Committee unanimously (1) determined that the Offer and the Amalgamation are fair to, and in the best interests of, the Public Shareholders and (2) recommended to the Disinterested Directors that they approve the Amalgamation Agreement and recommend that the Public Shareholders accept the Offer and tender their Shares in response to the Offer.

     The Disinterested Directors have unanimously (1) determined that the Offer and the Amalgamation are fair to, and in the best interests of, the Public Shareholders; (2) approved the Amalgamation Agreement; and (3) determined to recommend that Public Shareholders accept the Offer and tender their Shares in response to the Offer.

     Reasons for the Recommendation of the Special Committee and the Disinterested Directors. The Special Committee considered the following material factors, among others, in connection with making its determinations and recommendations:

     - The opinion of Goldman Sachs, the independent financial advisor to the Special Committee, that, as of the date of such opinion, the Purchase Price in cash to be received by the Public Shareholders in the Offer and the Amalgamation or the compulsory purchase of the remaining Shares pursuant to Section 103 of the Bermuda Act as contemplated by the Amalgamation Agreement is fair from a financial point of view to such holders and the financial and valuation analyses presented by Goldman Sachs to the Special Committee in connection with its opinion. THE PUBLIC SHAREHOLDERS ARE URGED TO READ GOLDMAN SACHS' OPINION IN ITS ENTIRETY, WHICH IS ATTACHED AS SCHEDULE II TO THIS OFFER TO PURCHASE.

     - The current and historical market prices for the Shares and the fact that the Purchase Price represents a premium of approximately 53.2% over the per share closing price of the Shares on November 12, 1999, the last trading day prior to the public announcement of execution of the Amalgamation

       Agreement and approximately 67.2% over the average price of the Shares over the 52-week period prior to November 12, 1999. The Special Committee also noted that the Purchase Price represents a multiple of 39.2x 1999 EBIT and 81.4x 1999 net income.

     - The relatively low trading volume of the Shares and the fact that the public float for the Shares consists of only approximately 15% of the outstanding Shares. The Special Committee considered the uncertainty, in the absence of the Offer, that the Public Shareholders would have the opportunity in the foreseeable future to sell their Shares in the open market for prices equal to or in excess of the Purchase Price.

     - The Principal Shareholders' stated unwillingness to sell their Shares to a third party, as well as the commercial relationships between AAP and Amway, factors effectively precluding a sale of control of AAP or another transaction that might be more favorable to AAP and the Public Shareholders. In view of these factors, the Special Committee and Goldman Sachs were not authorized to, and did not, solicit, nor did AAP receive, third party indications of interest to acquire AAP as a whole or any of its businesses, nor did they give any significant consideration to theoretical prices which a hypothetical third party purchaser might be willing to pay to acquire AAP.

     - The commercial relationships between AAP and Amway and the value to the Principal Shareholders of consummating the Offer and the Amalgamation, including greater flexibility to invest in AAP, to realign AAP's business relationship with Amway and to allow senior management of Amway and AAP to focus on long-term interests without the short-term influence of the equity markets.

     - The recent and historical results of operations and financial condition and the business strategy and prospects of AAP and recent and historical economic, political and other developments in the direct distribution industry and in the countries in which AAP conducts its business. In particular, with respect to AAP's business prospects, the Special Committee considered AAP's potential for expansion into new and within existing markets, especially China, and the opportunities and risks associated with those markets. The Special Committee also considered the volatility of AAP's financial results in recent periods related to its dependence on Asian regional markets.

     - The fact that consummation of the transaction will preclude the Public Shareholders from participating in any future growth of AAP. In the view of the Special Committee, however, this loss of opportunity is adequately reflected in the Purchase Price.

     - The negotiations between the Special Committee and its representatives and the Principal Shareholders and their representatives, including that the negotiations that resulted in (1) an increase from the initial proposed price of $15.50 per share at which Purchaser was prepared to acquire the Shares, to the $18.00 per share Purchase Price and (2) the Special Committee's belief, confirmed by Goldman Sachs in their discussions with Morgan Stanley, that the Purchase Price was the highest price that could likely be obtained from the Principal Shareholders under the circumstances.

     - The terms and conditions of the Amalgamation Agreement, the Offer and the structure of the transaction generally, including that (1) the transaction includes a first-step cash tender offer, enabling Public Shareholders who accept the Offer to liquidate their investment in AAP without waiting for the Amalgamation to be consummated, (2) Public Shareholders who do not tender their Shares pursuant to the Offer will receive in the Amalgamation the same cash price per share paid by the Purchaser in the Offer (unless they elect to exercise appraisal rights under Bermuda law), (3) the Offer and the Amalgamation are not subject to any significant conditions and in particular that there is no financing condition attached to either the Offer or the Amalgamation and (4) without the consent of the Special Committee, the Purchaser may not reduce the Purchase Price, impose additional conditions to the Offer or amend or modify any other term of the Offer in a manner adverse to the holders of the Shares.

     - The availability of appraisal rights under Bermuda law pursuant to which Public Shareholders who do not accept the Offer and properly dissent from the Amalgamation may have the fair value of their Shares judicially determined.

     In reaching their determinations referred to above, the Disinterested Directors considered the following factors, each of which, in the view of the Disinterested Directors, supported such determinations: (1) the recommendations of the Special Committee; (2) the factors referred to above considered by the Special Committee, and (3) the fact that the Purchase Price and the terms and conditions of the Amalgamation Agreement were the result of negotiations among the Special Committee and the Principal Shareholders and their respective advisors.

     The Disinterested Directors, including the members of the Special Committee, also believe that the Offer and the Amalgamation are procedurally fair because, among other things: (1) the Special Committee consisted of three independent directors who are not employees of AAP or affiliated with the Principal Shareholders and were appointed by the Directors to represent the interests of the Public Shareholders; (2) the Special Committee retained and received advice from independent legal counsel; (3) the Special Committee retained an independent financial advisor, Goldman Sachs, and received financial advice and assistance from Goldman Sachs in evaluating and negotiating a potential transaction with the Purchaser, as well as an opinion from Goldman Sachs.

     The Disinterested Directors and the Special Committee recognized that neither the Offer nor the Amalgamation was structured to require the approval of a majority of the Shareholders of AAP, excluding the Principal Shareholders and that the Principal Shareholders currently have sufficient voting power to approve the Amalgamation without the affirmative vote of any other Shareholders of AAP.

     The foregoing discussion of the information and factors considered by the Special Committee and the Disinterested Directors, respectively, is not meant to be exhaustive, but includes the material factors considered by each body in reaching its conclusions and recommendations. In view of the variety of factors considered in reaching their determinations, neither the Special Committee nor the Disinterested Directors found it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective conclusions and recommendations. In addition, individual members of each body may have given different weights to different factors.

     The opinions, views, beliefs and recommendations of the Disinterested Directors, including members of the Special Committee, and of their advisors and other individuals that made statements to them, do not purport to be the only possible views on the Offer and the Amalgamation and no one view is presented here as objectively correct. Except for the recommendation made by the Disinterested Directors, no person or entity, including the legal or financial advisors to the Special Committee, is making any recommendation to the Public Shareholders as to whether they should tender Shares in response to the Offer. Although the Disinterested Directors have made a recommendation, the adequacy, fairness and acceptability of the Offer is for each Public Shareholder to decide. Consequently, the Disinterested Directors strongly urge the Public Shareholders to consider all available information.

     Opinion of Financial Advisor to the Special Committee. Goldman Sachs has acted as financial advisor to the Special Committee. On November 12, 1999, Goldman Sachs delivered to the Special Committee its oral opinion, subsequently confirmed in writing as of November 15, 1999, that as of such date the Purchase Price in cash to be received by the Public Shareholders in the Offer and the Amalgamation or compulsory purchase of the remaining Shares under Section 103 of the Bermuda Act as contemplated by the Amalgamation Agreement is fair from a financial point of view to such holders.

     THE FULL TEXT OF THE GOLDMAN SACHS OPINION, DATED AS OF NOVEMBER 15, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND MATTERS CONSIDERED IN, AND THE LIMITATIONS ON, THE REVIEW UNDERTAKEN IN CONNECTION WITH ITS OPINION, IS ATTACHED HERETO AS SCHEDULE II. The Goldman Sachs opinion was provided for the information and assistance of the Special Committee in connection with its consideration of the Offer and the transactions contemplated by the Amalgamation Agreement. It is does not constitute a recommendation to any holder of Shares as to whether or not such holder should accept the Offer or should vote in respect of the Amalgamation. The summary of the Goldman Sachs opinion below is qualified by its full text. Shareholders of AAP should read the Goldman Sachs opinion in its entirety.

     In connection with its opinion, Goldman Sachs reviewed, among other things: the Amalgamation Agreement; Annual Reports to Stockholders and Annual Reports on Form 20-F of AAP for the five fiscal years ended August 31, 1998; certain interim reports to shareholders and Quarterly Reports on Form 6-K of AAP; certain other communications from AAP to its shareholders; and certain internal financial analyses and forecasts for AAP prepared by its management. Goldman Sachs also held discussions with members of the senior management of AAP regarding its past and current business operations, financial condition and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for AAP with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and performed such other studies and analyses as it considered appropriate.

     Goldman Sachs has relied upon the accuracy and completeness of all of the financial and other information reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs has assumed with the consent of the Special Committee that the internal financial forecasts prepared by the management of AAP have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of AAP. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of AAP or any of its subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs notes that the Principal Shareholders own a majority of the Shares, and that the Principal Shareholders have informed Goldman Sachs and the Special Committee that the Principal Shareholders will not sell their Shares to any third party. Accordingly, Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with AAP.

     The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its written opinion to the Special Committee. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the text accompanying each summary.

     Review of Summary Financial Information. Goldman Sachs reviewed certain historical financial information for AAP for the years ended August 31, 1994 through 1999, and estimates prepared by AAP's management, in conjunction with the SEC Reporting and Investor Relations Group of Amway, of AAP's financial performance for the years ended August 31, 2000 through 2004.

     Historical Stock Price Performance. Goldman Sachs reviewed the historical closing stock prices and trading volume of the Shares for the period December 15, 1993 (the date of the Company's initial public offering (the "IPO")) through October 29, 1999, and for the three-year, one-year and six-month periods ended October 29, 1999. Goldman Sachs observed that the closing stock prices for Shares have declined gradually from a high of $49.50 on January 21, 1997 to an historic low of $7.125 on April 22, 1999. Over the one-year period ending October 29, 1999 the Shares traded between a high of $14.375 on July 26, 1999 and a low of $7.125 on April 22, 1999. Goldman Sachs also reviewed the indexed stock price of the Shares against a composite of two selected comparable public companies in Asia, a composite of six selected comparable public companies in the U.S., and a composite of five selected comparable public companies in Japan.

     Future Trading Range Analysis. Assuming a range of forward price to earnings ratios (20-30x) in four years' time and AAP's estimated 2004 earnings per share, Goldman Sachs calculated a range of potential future stock prices for AAP in November 2003. Assuming required annual returns to equity investors of 10 to 14% (assuming 2% in annual dividend yield with the remainder consisting of annual share price appreciation), Goldman Sachs calculated the present value of these potential future stock prices. The analysis indicated a range of $8.40 to $14.57 per share today. Goldman Sachs also observed that, if an investor were to invest in the Shares today at $18.00 per share, and exited the investment in November 2003 at today's forward price to earnings ratio (25x on AAP's estimated 2000 earnings per share) as applied to AAP's current estimated 2004 earnings per share, the annual return to such investor would be approximately (0.1)% over the next four-year period. In addition, Goldman Sachs also observed that if an investor were to invest in the Shares today at $18.00 per share, either AAP's forward price earnings ratio or its estimated 2004 earnings per share at time of exit in November 2003 must be greater by approximately 60% than current levels for such investor to obtain an annual return of 12% (assuming 2% annual dividend yield) over the next four-year period.

     Historical Public Market Valuation Performance. Based on historical prices and reported EBIT and net debt, Goldman Sachs observed the market's valuation of AAP, as defined by enterprise value as a multiple of last fiscal year EBIT, to have a mean of 14.8x over the last 5 years. Similarly, Goldman Sachs observed the historical equity multiple of International Broker Estimate System's projected one-year forward EPS to have a mean of 23.9x over the same period. AAP's historical dividend yield reflected a mean of 3.4% over the same period.

     Transaction Premiums. Goldman Sachs observed that, based on the proposed price per share of AAP Common Stock of $18.00, the following premiums were applicable as of November 10, 1999:

                         PERIOD                              TRANSACTION PREMIUM
                         ------                              -------------------
November 10 market price.................................            55.7%
52-Week Average..........................................            67.2%
52-Week High.............................................            24.7%
52-Week Low..............................................           152.6%
All-Time High............................................           (63.6)%

     Goldman Sachs compared the premium over November 10, 1999 closing price with premiums paid in selected tender offers in Japan, Asia and the United States, and selected minority buyouts in the United States (measured as premium over closing price one day prior to announcement). Mean premiums paid in recent Asia tender offers was 23.0% (median 18.2%) for transactions including Australia and New Zealand, which accounted for 75.6% of total Asia deals, and 8.6% (median 6.1%), excluding Australia and New Zealand. Premiums paid in recent Japanese transactions ranged from a high of 95.2% to a low of 3.3%, with a mean of 30.2% and a median of 18.5%. Mean premiums paid in recent U.S. tender offers and selected minority buyout transactions were 29.2% (median 33.5%) and 26.0% (median 21.4%), respectively. Additionally, in the case of minority buyout offers which were increased subsequent to the initial offer, the mean increase was 10.9% (median 8.5%).

     Discounted Cash Flow Analysis. Based on estimates provided by AAP management, Goldman Sachs performed a discounted cash flow analysis for the years ended August 31, 2000 to 2004. Using a range of discount rates of 10% to 14%, based on an estimated cost of capital for AAP, and a range of terminal multiples of 2004 EBIT of 10x to 20x, Goldman Sachs calculated a range of net present values of estimated future cash flows of AAP as of November 30, 1999. Based on these parameters, Goldman Sachs calculated the enterprise value of AAP to range from $368 million to $806 million and its equity value per share to range from $8.36 to $16.12.

     Comparison of Selected Companies. Goldman Sachs reviewed and compared certain financial information relating to AAP to corresponding financial information, ratios and public market multiples of the fifteen comparable public companies (eight in the U.S., two in Asia and five in Japan): Amway Japan Limited, Avon Products, Inc., Nu Skin Enterprises, Inc., Tupperware Corporation, Thomas Nelson, Inc., Herbalife International, Inc., Rexall Sundown, Inc., Nature's Sunshine Products, Inc., USANA, Inc., Cosway Corporation Berhad, Amway (Malaysia) Holdings Berhad, Avon Products Co., Ivy Cosmetics Corporation, Noevir and Shaklee Japan. Among other analyses, for each of the comparison companies, Goldman Sachs calculated the ratio of their enterprise value as of November 10, 1999 to their respective revenues, EBITDA and EBIT during the most recent 12-month period and the ratios of their stock prices as of November 10,

1999 to projected earnings per share for years 2000 and 2001. Results of those analyses are summarized as follows:

                           ENTERPRISE VALUE MULTIPLES

                                                              REVENUES    EBITDA    EBIT
                                                              --------    ------    ----
AAP.........................................................    1.1x       13.9x    20.7x
U.S. Comparables:
     Low....................................................    0.2x        1.8x     2.3x
     High...................................................    1.5        11.3     12.7
     Mean...................................................    0.8         5.6      7.1
     Median.................................................    0.8         5.6      6.5
Asia Comparables:
     Low....................................................    1.1x       14.3x    21.0x
     High...................................................    2.9        20.7     21.6
     Mean...................................................    2.0        17.5     21.3
     Median.................................................    2.0        17.5     21.3
Japan Comparables:
     Low....................................................    0.5x        3.0x     3.6x
     High...................................................    1.5        11.5     26.4
     Mean...................................................    0.8         8.1     13.0
     Median.................................................    0.7        10.1     10.7

                                 P/E MULTIPLES*

                                                              2000E    2001E
                                                              -----    -----
AAP:........................................................  46.3x    17.8x
U.S. Comparables:
     Low....................................................   6.5x     1.5x
     High...................................................  15.5     12.6
     Mean...................................................  10.1      7.7
     Median.................................................  10.1      8.2
Asia Comparables:
     Low....................................................  19.2x    15.9x
     High...................................................  19.2     15.9
     Mean...................................................  19.2     15.9
     Median.................................................  19.2     15.9
Japan Comparables:
     Low....................................................   8.7x    15.3x
     High...................................................  32.5     15.3
     Mean...................................................  23.4     15.3
     Median.................................................  29.1     15.3

---------------

* Fiscal year-end except for U.S. companies, for which data has been calendarized.

     Goldman Sachs' comparative analysis also included a comparison of International Broker Estimate System's estimated five-year earnings per share rates, and comparisons of historical annual sales growth, EBIT margins for the most recent 12-month period and return on common equity. The results of such analyses are summarized as follows:

     - The International Broker Estimate System's estimated five-year projected earnings per share growth for the comparison companies ranged from 2.0% to 20.0%, with a median of 13.3% and mean of 11.5%, compared to 17.5% for AAP.

     - Historical annual sales growth for the comparison companies ranged from (4.8)% to 99.3%, with a mean of 18.3% and median 9.4%, compared to (3.9)% for AAP.

     - EBIT margins for the comparison companies ranged from 1.8% to 17.5%, with a mean of 11.0% and a median of 11.9%, compared to 5.2% for AAP, down from a peak of 18.8% in 1993.

     - Return on common equity for the comparison companies ranged from (0.3)% to 55.6%, with a mean of 19.1% and median of 17.8%, compared to 8.5% for AAP.

     Comparison of Selected Transactions. Goldman Sachs reviewed certain publicly available information relating to three selected transactions in the direct sales industry from 1992 to 1999. The premium over market price (one day prior to announcement) in such transactions were 39%, 28% and 19.1%, respectively, compared to 55.7% for AAP (premium over November 10, 1999 closing price). Ratio of offer price to the 52-week high ranged from (41)% to (0)% and to 52-week low from 127% to 60%, compared to 24.7% and 152.6% for AAP. Enterprise value as a multiple of last 12-month sales, EBIT and net income for each transaction, and comparable figures for AAP, are as follows:

                                               TRANSACTION A    TRANSACTION B    TRANSACTION C    AAP
                                               -------------    -------------    -------------    ---
EV Multiple of Sales.........................       0.2x             1.2x                  1.1x   2.1x
EV Multiple of EBIT..........................       5.0              9.6                  12.9    39.2
EV Multiple of Net Income....................      10.7             15.8                  24.7    81.4

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Goldman Sachs opinion. In arriving at its fairness determination, Goldman Sachs considered the results of each of these analyses in their totality and did not attribute any particular weight to any analysis or factor considered by it; rather Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment, after considering the results of all these analyses. No company or transaction used in the above analyses as a comparison is directly comparable to AAP, the Offer or the Amalgamation. The analyses were prepared solely for the purpose of Goldman Sachs' providing its opinion to the Special Committee as to the fairness from a financial point of view of the Purchase Price in cash to be received by the Public Shareholders in the Offer and the Amalgamation or the compulsory purchase of the remaining Shares as contemplated by the Amalgamation Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their advisors, none of AAP, the Special Committee, the Disinterested Directors, Goldman Sachs or any other person assumes responsibility if future results are different from those forecast.

     As described above, Goldman Sachs' opinion to the Special Committee was one of many factors taken into consideration by the Special Committee in making its determination to recommend the approval of the Amalgamation Agreement and by the Disinterested Directors in their determination to approve the Amalgamation Agreement and recommendation to the Public Shareholders to tender their Shares in response to the Offer. This summary is not a complete description of the analysis performed by Goldman Sachs. You should read the entire opinion of Goldman Sachs in Schedule II.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

     Goldman Sachs may from time to time effect transactions and hold securities, including derivative securities, of AAP for its own account and for the accounts of its customers in the course of its normal trading activity. As of November 11, 1999, which was the last trading day prior to the rendering of its opinion, Goldman Sachs did not hold any positions in such securities.

     Pursuant to a letter agreement dated October 8, 1999, the Special Committee engaged Goldman Sachs to act as its financial advisor. Pursuant to the letter agreement, AAP agreed to pay Goldman Sachs a fee totaling $2,000,000 for its opinion and role as financial advisor to the Special Committee, upon delivery of its opinion. In addition, AAP has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the fees and expenses of Goldman Sachs' attorneys, and to indemnify Goldman Sachs and certain related persons against various liabilities, including certain liabilities under the U.S. federal securities laws, arising out of its engagement.

2. THE OFFER, AMALGAMATION AND RELATED TRANSACTIONS; AMALGAMATION AGREEMENT.

     The Offer is being made pursuant to the Amalgamation Agreement. The purpose of the Offer is to facilitate Purchaser's acquisition of all Shares for cash, and thereby enable the Principal Shareholders to obtain indirect control of 100% of the capital stock of AAP. The Amalgamation Agreement provides for, among other things, Purchaser to first conduct the Offer to be followed by the Amalgamation. Pursuant to the Shareholder Agreement, the Principal Shareholders have agreed, and Hold Co. agreed, after transfer to it of the Non-Tendered Shares by the Principal Shareholders, not to dispose of or otherwise transfer the Non-Tendered Shares, and Purchaser has agreed not to dispose of or otherwise transfer any Purchased Shares, in either case prior to consummation of the Amalgamation. The Principal Shareholders have agreed to cause Hold Co. and Purchaser, as the case may be, to vote, and Hold Co. and Purchaser, as the case may be, have agreed to vote the Non-Tendered Shares and Purchased Shares in favor of the Amalgamation.

     Because the Principal Shareholders will contribute their shares to Hold Co., the Principal Shareholders, indirectly as limited partners of Hold Co., will beneficially own approximately 85% of all Shares. Under Bermuda law, an amalgamation must be approved by a vote of three-fourths of those shareholders voting at the shareholder meeting to approve such amalgamation provided that a quorum representing at least one-third of the shareholders attend such meeting. Because the Principal Shareholders will own, directly or indirectly, 85% of the AAP Shares and 100% of the capital stock of Purchaser, the Principal Shareholders will be able to effect the Amalgamation even if the Public Shareholders do not tender any Shares. As a result of the Amalgamation, those holders who do not tender their Shares in the Offer will receive cash equal to the Purchase Price upon consummation of the Amalgamation. If Shareholders tender their Shares in connection with the Offer, then they will not have to wait for the Amalgamation to be completed to receive cash for their Shares. The Amalgamation is expected to occur as soon as possible following consummation of the Offer.

     Alternatively, if at any time after consummation of the Offer, Purchaser and Hold Co. own, in the aggregate, 95 percent or more of the outstanding shares of the Common Stock, then Purchaser may, if it elects to do so in lieu of the Amalgamation, compulsorily purchase the remaining Shares for cash equal to the Purchase Price from the remaining Shareholders pursuant to Section 103 of the Bermuda Act. Accordingly, as a result of the consummation of the Offer and the Amalgamation or alternatively, the purchase of the Shares for cash in accordance with Section 103 of the Bermuda Act, the Principal Shareholders will, indirectly as limited partners of Hold Co., beneficially own 100 percent of the outstanding Shares. The Amalgamation and the transaction in accordance with Section 103 of the Bermuda Act are collectively referred to as the "AAP Transaction."

     Simultaneously with the Offer and Amalgamation, N.A.J. Co., Ltd., a Japanese corporation (the "AJL Purchaser"), will be offering to purchase (the "AJL Offer") shares of common stock, no par value of AJL (the "AJL Shares") from the shareholders of AJL. The consummation of the AJL Offer and the Offer are not contingent upon each other. As of September 30, 1999, the Principal Shareholders owned approximately 76% of the outstanding shares of AJL common stock. The AJL Purchaser has been informed by the Principal Shareholders that they will not tender their AJL Shares in response to the AJL Offer (other than 550,000 AJL Shares owned by one charitable foundation established by certain of the Principal Shareholders). The Principal Shareholders will contribute substantially all of their AJL Shares, including the AJL Shares that are not tendered by the charitable foundation in response to the AJL Offer ("AJL Offer Non-Tendered Shares"), to ALAP Hold Co., Ltd., a limited partnership organized under the laws of Nevada ("ALAP"), or the AJL Purchaser contemporaneously with the consummation of the Offer. ALAP is the parent of the AJL Purchaser and an entity controlled and beneficially owned, directly and indirectly, by the Principal Shareholders. In addition, no later than immediately prior to the effectiveness of the AJL Merger (as defined below), the Principal Shareholders will transfer to ALAP their AJL Shares that were not previously transferred prior to the consummation of the AJL Offer (the "AJL Merger Non-Tendered Shares", and, together with the AJL Offer Non-Tendered Shares, the "AJL Non-Tendered Shares"). The AJL Offer will be made in accordance with the Tender Offer Agreement, dated November 15, 1999 (the "AJL Agreement"), among ALAP, the AJL Purchaser and AJL.

     Pursuant to the AJL Agreement, the AJL Purchaser will first make the AJL Offer and, after consummation of the AJL Offer, the AJL Purchaser will take all steps required by law or as may be necessary or advisable to effect a merger (the "AJL Merger") of AJL with and into the AJL Purchaser. Simultaneously with the execution of the AJL Agreement, the Principal Shareholders, ALAP and the AJL Purchaser executed a Shareholder and Voting Agreement (the "AJL Shareholder Agreement"). Pursuant to the AJL Shareholder Agreement, the Principal Shareholders have agreed, and ALAP agreed, after transfer to it of the AJL Non-Tendered Shares by the Principal Shareholders, not to dispose of or otherwise transfer the AJL Non-Tendered Shares, and the AJL Purchaser has agreed not to dispose of or otherwise transfer any AJL Non-Tendered Shares transferred to it by the Principal Shareholders (the "AJL Purchaser Non-Tendered Shares") or Shares purchased by it in the AJL Offer (the "AJL Acquired Shares" and, together with the AJL Purchaser Non-Tendered Shares, the "AJL Purchased Shares")), in either case prior to consummation of the AJL Merger. In addition, the Principal Shareholders have agreed to cause ALAP and the AJL Purchaser, as the case may be, to vote, and the Principal Shareholders, ALAP and the AJL Purchaser, as the case may be, have agreed to vote the AJL Merger Non-Tendered Shares, the AJL Offer Non-Tendered Shares and the AJL Purchased Shares, respectively, in favor of the AJL Merger.

     As a result of the AJL Offer and the AJL Merger, the Principal Shareholders will own, indirectly as limited partners of ALAP, all or substantially all of the AJL Shares. In addition, as a result of the Offer and the AAP Transaction, the Principal Shareholders will own, indirectly as the limited partners of Hold Co., all the outstanding shares of Common Stock. Currently, the Principal Shareholders are the sole beneficial owners of Amway and various affiliates and subsidiaries of Amway (collectively, the "Amway Companies"). The Principal Shareholders may desire at some point in the future to transfer all of their ownership in the Amway Companies to Hold Co., ALAP or an affiliate of each of Hold Co. or ALAP. After consummation of the AAP Transaction and the AJL Merger, the Principal Shareholders may consider, from time to time, restructuring transactions involving one or more Amway Companies in order to improve liquidity and value of their investments. Such transactions could include one or more public offerings by one or more of the Amway Companies over the next several years.

3. PURPOSE OF THE OFFER AND AMALGAMATION; OTHER TRANSACTIONS.

     Over the last several years, a variety of alternatives have been considered by the Principal Shareholders and AAP management to increase shareholder value, while at the same time enhance operations, results and business prospects of AAP. After considerations of various alternatives and based on the difficult business environment and the limited public float of Shares, the Principal Shareholders and AAP concluded that it was unlikely that any meaningful improvement in liquidity of AAP would occur or that the Public Shareholders would realize the full potential of their investment in the foreseeable future. As a result, AAP and the Principal Shareholders concluded that, as a private company, AAP would have greater flexibility to invest in its future, realign the business relationships with Amway and other markets and allow senior management of

Amway and AAP to focus on the long-term interests of AAP without concern for the impact that any action might have on operating results or share price of AAP. The Principal Shareholders see the Offer as an opportunity to create value for the Public Shareholders through a premium purchase price and to create value for the Principal Shareholders through a restructuring and realignment of all Amway Companies.

4. POSITION OF PURCHASER REGARDING FAIRNESS OF THE OFFER.

     Purchaser believes that the consideration to be received by the Public Shareholders pursuant to the Offer is fair. Purchaser bases its belief on the following facts: (i) the fact that the Special Committee concluded that the Offer is fair to, and in the best interests of, the Public Shareholders, (ii) notwithstanding the fact that Goldman Sachs' opinion was provided solely for the information and assistance of the Special Committee and that Purchaser is not entitled to rely on such opinion, the fact that the Special Committee received an opinion from Goldman Sachs the date prior to the announcement of the Offer that the $18.00 per share in cash to be received by the holders of Shares pursuant to the Offer is fair to the Public Shareholders, (iii) the historical and projected financial performance of AAP, (iv) Purchaser's assessment of future economic conditions in the Asia-Pacific region, (v) the consideration to be paid in the Offer represents a premium of 53.2% over the closing price for November 12, 1999, the last full trading day prior to the public announcement of the Offer, and (vi) the Offer will provide consideration to be paid to the holders of Shares entirely in cash. Purchaser did not find it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to fairness of the Offer.

5. CERTAIN EFFECTS OF THE AMALGAMATION.

     Upon consummation of the Offer and the AAP Transaction, the Principal Shareholders will, indirectly as limited partners of Hold Co., own 100 percent of the shares of Common Stock.

6. INTERESTS OF CERTAIN PERSONS.

     In considering the recommendations of the Disinterested Directors, based upon the recommendation of the Special Committee, with respect to the Offer and the Amalgamation Agreement, the Public Shareholders should be aware that certain officers and directors of AAP have interests in connection with the Offer and the Amalgamation Agreement which may present them with actual or potential conflicts of interest as summarized below. The Disinterested Directors and the Special Committee were aware of these interests and considered them among the other matters described under "Background of the Offer; Recommendation of Special Committee and the Disinterested Directors; Reasons for the Recommendation; Opinion of Financial Advisor to the Special Committee." These interests are described below.

  The Board of Directors and Officers of AAP

     Each of Messrs. Richard M. DeVos, Jr., Douglas L. DeVos and Stephen A. Van Andel are Principal Shareholders and did not participate in meetings of the Board of Directors relating to the transaction. In addition, as of November 1, 1999, the following individuals were the beneficial owners of the Shares as follows:

Stephen A. Van Andel     Chairman and a Director                                       26,666 Shares
Richard M. DeVos, Jr.    Vice Chairman and Director                                    17,578,587 Shares
Douglas L. DeVos         President and Director                                        2,955,185 Shares
Eoghan M. McMillan       Director, Chairman of the compensation committee and Special
                           Committee and member of the audit committee                 10,000 Shares
Jack C.K. So             Director, Chairman of the audit committee and a member of
                           the Special Committee and compensation committee            10,000 Shares
John C.C. Chan           Director, and member of the Special Committee and the
                           compensation and audit committees                           7,000 Shares
L.H. Choong              Director                                                      33,000 Shares
Eva Cheng                Executive Vice President and Director                         62,333 Shares
Lawrence M. Call(1)      Vice President                                                23,333 Shares*
Craig N. Meurlin(1)      Vice President, General Counsel and Assistant Secretary       16,333 Shares*
John C. Brockman         Vice President of Distributor Relations                       200 Shares
Percy Chin               Vice President and General Manager of Amway (China) Co.
                           Ltd. -- East China                                          5,333 Shares
Patrick Hau              Vice President And General Manager of National Operations of
                           Amway (China) Co. Ltd.                                      7,666 Shares
Audie Wong               Vice President and General Manager of Amway (China) Co.,
                           Ltd. -- North China                                         6,667 Shares
Martin Liou              General Manager of Taiwan Company, Limited                    2,333 Shares
Low Han Kee              General Manager of Amway (Malaysia) Sdn. Bhd.                 5,666 Shares
Preecha Prakobkit        General Manager of Amway (Thailand) Ltd.                      6,666 Shares
Peter Williams           General Manager of Amway of Australia                         4,000 Shares
Betty Yeung              General Manager of Amway (China) Co. Ltd. -- South China      2,333 Shares

---------------

  * Amount represents less than 0.01% of the outstanding Shares

(1) Includes the following Shares which such persons have, or had the right to acquire, within 60 days after November 1, 1999: Mr. Call, 23,333 Shares and Mr. Meurlin, 13,333 Shares.

     In addition, under the terms of the Amalgamation Agreement, the directors are indemnified against certain various liabilities and Purchaser has agreed subject to certain exceptions to retain after consummation of the Amalgamation D&O insurance substantially similar to the existing D&O insurance.

7. APPRAISAL RIGHTS IN THE AMALGAMATION.

     Amalgamations. Under Bermuda law, a company may amalgamate with another Bermuda company. A dissenting shareholder is entitled to be paid the fair value of his or her shares. Any shareholder who does not vote in favor of the amalgamation and who is not satisfied that he has been offered fair value for his shares may within one month of the date of this notice apply to the Supreme Court of Bermuda to appraise the fair value of his shares. There are no statutory rules prescribing the process of appraisal by the court and it is generally considered that the court will apply the general common law with a view to determining the fair market value of such shares.

     Compulsory Acquisitions Under Section 103 Companies Act of 1981. Bermuda law provides that the shareholders of a company representing in the aggregate at least 95% of the issued and outstanding shares or class of shares in a company (the "majority shareholders") may compulsorily purchase the shares of the minority. In order to compulsorily purchase the Shares pursuant to Section 103 of the Bermuda Act, the majority shareholders must give notice (the "acquisition notice") to the outstanding shareholders of the intention to acquire their shares and the terms thereof. The minority are entitled, within one month of receiving such notice, to apply to the Supreme Court of Bermuda for an appraisal of the value of the shares which the majority propose to purchase. Once the court has appraised the value of the shares, the majority shareholders are entitled to either acquire the shares at the court's price or cancel the acquisition notice. Where shares have already been acquired from certain minority shareholders who did not seek an appraisal from the court, and the price paid for their shares is less than that appraised by the court, then the majority shareholders must either pay the difference to those shareholders or return the shares they had acquired.

                                   THE OFFER

1. NUMBER OF SHARES; EXPIRATION AND EXTENSION OF OFFER.

     Upon the terms and subject to the conditions described or referred to herein and in the accompanying Letter of Transmittal, Purchaser will purchase all Shares that are validly tendered and not withdrawn on or prior to the Expiration Date (as defined below) or any lesser number of Shares validly tendered and not so withdrawn. The term "Expiration Date" means 12:00 midnight, New York City time, on December 17, 1999, unless and until Purchaser, in its sole discretion will have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" will refer to the latest time and date at which the Offer as so extended by the Purchaser will expire. For a description of Purchaser's right to extend the period of time during which the Offer is open or to delay, terminate or amend the Offer, see "-- Extension of Offer; Termination; Amendments." Only Shares validly tendered and not withdrawn on or prior to the applicable Expiration Date will be eligible for purchase. See "-- Description of Shares," "-- Procedure for Tendering Shares" and "-- Withdrawal Rights."

     All Shares purchased pursuant to the Offer will be purchased at the Purchase Price. There will be deducted from the Purchase Price paid to each holder any U.S. or other applicable backup withholding taxes which may be required to be withheld. See "-- Acceptance for Payment of Shares and Payment of Purchase Price."

     Certificates representing Shares not purchased pursuant to the Offer because they were not properly tendered will be returned to the tendering holders at Purchaser's expense without delay following the Expiration Date. Certificates for those Shares validly withdrawn on or prior to the Expiration Date will be returned at Purchaser's expense without delay following such withdrawal. See "-- Acceptance for Payment of Shares and Payment of Purchase Price."

     Purchaser expressly reserves the right, in its sole discretion, but shall not be obligated, at any time or from time to time, to extend the period of time during which the Offer is open by giving appropriate public notice of such extension. See "-- Extension of Offer; Termination; Amendments." There can be no assurance, however, that Purchaser will exercise its right to extend the Offer.

2. PROCEDURE FOR TENDERING SHARES.

     Proper Tender of Shares. To tender Shares pursuant to the Offer, (a) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any other documents required by the Letter of Transmittal, or an Agent's Message (as defined below) and (b) either (i) certificates for the Shares must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary, in each case on or prior to the Expiration Date. Alternatively, the guaranteed delivery procedure described below must be complied with. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility (as defined below) to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that such agreement may be enforced against such participant.

     Book Entry Delivery. The Depositary will cause a book-entry account in respect of the Shares to be established at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required signature guarantees and any other required documents or an Agent's Message must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF CERTIFICATES FOR SHARES ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Common Stock tendered therewith and such holder has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 6 of the Letter of Transmittal.

     Guaranteed Delivery. If a holder desires to tender Shares pursuant to the Offer and such holder's certificates evidencing such Shares are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or such holder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

          (a) such tender is made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided with this Offer to Purchase is received by the Depositary (as provided below) by the Expiration Date; and

          (c) the certificates for all Shares tendered in proper form for transfer (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee and any other documents required by the Letter of Transmittal or (ii) an Agent's Message, are received by the Depositary within two NYSE trading days after the Expiration Date.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     Dividend Reinvestment Plan. If you participate in the Dividend Reinvestment Plan, and you want to tender Shares held under such plan pursuant to the Offer, you should mark the appropriate box on the Letter of Transmittal and follow the relevant instructions set out there. See Instruction 10 of the Letter of Transmittal.

     401(k) Plan. Participants in the 401(k) Plan who wish to have the trustee of such plan tender Shares attributable to their accounts should so indicate by completing, executing and returning to such trustee the election form included in the materials sent by the trustee to such participants. The participants in the 401(k) Plan may not use the Letter of Transmittal accompanying this Offer to Purchase to direct the tender of such Shares. Participants may only use the letter of transmittal and the separate election form sent to them by the trustee. Participants are urged to carefully read the separate election form and related materials sent to them by the trustee. See Instruction 11 of the Letter of Transmittal.

     U.S. Federal Income Tax Withholding. Under U.S. federal income tax backup withholding rules, 31% of the gross proceeds payable to a holder of Shares who elects to tender Shares into the Offer or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury if the holder or other payee does not provide its taxpayer identification number ("TIN"), employer identification number ("EIN") or social security number ("SS No.") to the Depositary and certify that such number is correct, or if the Internal Revenue Service ("IRS") notifies the Depository that the TIN, EIN or SS No. is incorrect or that backup withholding shall be imposed with respect to a particular holder. Certain holders (including, among others, all corporations and certain non-resident alien individuals) are not subject to these backup withholding and reporting requirements ("exempt recipients").

     All holders of Shares who elect to tender Shares into the Offer, other than exempt recipients, should execute and return to the Depositary the Substitute Form W-9 included as part of the Letter of Transmittal. In order for a foreign individual to qualify as an exempt recipient, that individual must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Such statements may be obtained from the Depositary or in Australia from J.P. Morgan & Co. at the address and telephone number set forth on the cover page of this Offer to Purchase. See "-- U.S. Federal Income Tax Consequences" and Instruction 9 of the Letter of Transmittal.

     ANY TENDERING HOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH HOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

     Tender Constitutes An Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering holder's acceptance of the terms and conditions of the Offer and an agreement by the tendering holder to be subject to the terms and conditions of the Offer, including the tendering holder's representation and warranty that the tender of such Shares complies with Regulation 14D under the Securities Exchange Act of 1934 (the "Exchange Act"). Purchaser's acceptance for payment of Shares represented by Shares validly tendered and not withdrawn pursuant to the Offer will constitute a binding agreement with the tendering holder of Shares subject to the terms and subject to the conditions of the Offer. See "-- Acceptance for Payment of Shares and Payment of Purchase Price."

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the Purchase Price, the number of Shares accepted, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all Shares tendered which it determines not to be in proper form, or the acceptance of which or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of particular Shares, and Purchaser's interpretation of the terms of the Offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties. No tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as Purchaser shall determine. NONE OF PURCHASER, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECT OR IRREGULARITY IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

3. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 3, tenders of Shares made pursuant to the Offer are irrevocable. The Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless they have been accepted for payment by Purchaser, may also be withdrawn at any time after 60 days from the Commencement Date. See "-- Acceptance for Payment of Shares and Payment of Purchase Price." If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise described under this caption. However, in any event, Purchaser will comply with Rule 14e-1 under the Exchange Act, which provides that settlement for the purchase of securities pursuant to a tender offer must take place promptly after the expiration or termination of such offer.

     In order to withdraw Shares, a written or facsimile transmission notice of withdrawal must be received by the Depositary on or prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of Shares, the name of the registered holder (if different from that of the tendering holder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     Withdrawals may not be rescinded and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be tendered into the Offer again by following one of the procedures described in "-- Procedure for Tendering Shares" at any time on or prior to the applicable Expiration Date.

     ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHICH DETERMINATION SHALL BE FINAL AND BINDING. NONE OF PURCHASER, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECT OR IRREGULARITY IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

4. ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the Offer, and without delay after the Expiration Date, Purchaser will, subject to withdrawal provisions of the Offer, accept for payment, and thereby purchase, and pay for Shares validly tendered and not withdrawn.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares that are validly tendered and not withdrawn as, if and when it gives written notice to the Depositary of its acceptance for payment of the aggregate number of Shares to be purchased pursuant to the Offer. It is presently anticipated that this notification will be made as promptly as practicable after the Expiration Date. Under no circumstances will interest be paid on amounts to be paid to tendering holders by Purchaser by reason of any delay in making any such payment.

     All Shares purchased pursuant to the Offer will be purchased at the Purchase Price. There will be deducted from the Purchase Price paid to each holder any U.S. backup withholding taxes which may be required to be withheld. See "-- U.S. Federal Income Tax Consequences."

     Certificates representing Shares not properly tendered will be returned to the tendering holders at Purchaser's expense without delay following the Expiration Date. Certificates representing those Shares validly withdrawn on or prior to the Expiration Date will be returned at Purchaser's expense without delay following such withdrawal.

5. MARKET INFORMATION; DIVIDENDS AND DIVIDEND POLICY.

     Market Information. The principal market for the shares of Common Stock is the NYSE, such shares having been traded since December 14, 1993. The Common Stock is also listed on the ASX, such shares having been listed on the ASX since December 23, 1993. The high and low sales prices of AAP's shares of

Common Stock on the NYSE and the ASX during each fiscal quarterly period shown is set forth in the following table. AAP's fiscal year ends August 31 in each year.

                                                                  NYSE
                                                              -------------
                                                              HIGH      LOW
                                                              ----      ---
FY 1997
  First Quarter.............................................  $42 5/8   $29 5/8
  Second Quarter............................................   49 5/8    40 1/4
  Third Quarter.............................................   47 1/4    34 3/4
  Fourth Quarter............................................   48        32 5/16
FY 1998
  First Quarter.............................................   34        19 1/2
  Second Quarter............................................   22 15/16  15 3/4
  Third Quarter.............................................   21 1/16   12 15/16
  Fourth Quarter............................................   16 1/2     9 3/6
FY 1999
  First Quarter.............................................   13 3/16    8 1/4
  Second Quarter............................................   13 1/2     7
  Third Quarter.............................................   14 1/2     6 7/8
  Fourth Quarter............................................   14 15/16   9 15/16
FY 2000
  First Quarter (through November 12, 1999).................   13 3/8    10 7/8

                                                                      ASX
                                                              --------------------
                                                                HIGH        LOW
                                                              --------    --------
FY 1997
  First Quarter.............................................  AU$49.00    AU$36.10
  Second Quarter............................................     60.60       48.00
  Third Quarter.............................................     60.00       47.00
  Fourth Quarter............................................     62.00       47.01
FY 1998
  First Quarter.............................................  AU$46.50    AU$36.50
  Second Quarter............................................     36.00       26.00
  Third Quarter.............................................     32.51       23.00
  Fourth Quarter............................................     28.50       19.50
FY 1999
  First Quarter.............................................  AU$21.00    AU$14.50
  Second Quarter............................................     21.00       12.00
  Third Quarter.............................................     20.80       11.80
  Fourth Quarter............................................     24.00       15.90
FY 2000
  First Quarter (through November 12, 1999).................  AU$20.50    AU$17.00

     On November 12, 1999, the last full NYSE trading day prior to the public announcement of the Offer, the closing sales price of the Common Stock as reported on the NYSE was $11.75 and on November 16, 1999, the last full day of trading prior to the Commencement Date for which quotations could be obtained, the closing sale price was $17.81. The Purchase Price is $18.00 per share. On November 15, 1999, the last full ASX trading day prior to the public announcement of the Offer, the closing sales price of the Common Stock as reported on the ASX was AU$17.50 and on November 17, 1999, the last full day of trading prior to the Commencement Date for which quotations could be obtained, the closing sale price was AU$30.0. HOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON STOCK.

     Dividends and Dividend Policy. AAP's Board of Directors suspended AAP's quarterly dividend on October 14, 1998, because of adverse economic conditions in AAP's markets at that time, declining profitability and uncertainty as to whether either of these two factors would improve. The AAP Board of Directors has regularly reviewed AAP's ability to pay a quarterly dividend and based on the continuation of weak profitability and the need to use cash flow in China has not reinstated the dividend. The Company does not intend to pay any future dividends.

6. CERTAIN EFFECTS OF THE OFFER.

     As of September 30, 1999, AAP had issued and outstanding (i) 56,441,960 shares of Common Stock (held by approximately 2,166 holders of record). The Principal Shareholders held approximately 85% of the issued and outstanding shares of Common Stock as of that date.

     Elimination of Public Float. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Consequently, depending upon the number of Shares tendered pursuant to the Offer, the liquidity and market value of the remaining publicly held Shares might also be reduced. In any event, after consummation of the Amalgamation, the Shares will no longer be publicly traded.

     NYSE and ASX Delisting. Depending on the number of Shares purchased pursuant to the Offer, it is anticipated that the shares of Common Stock will no longer meet the standards for continued inclusion in the NYSE and the ASX. If the shares of Common Stock no longer meet the standards for inclusion in the NYSE and the ASX, then the shares of Common Stock will be delisted after consummation of the Offer. In any event, after consummation of the Amalgamation, the shares of Common Stock will no longer be outstanding and as a result will no longer satisfy the standards for inclusion in the NYSE and the ASX. As a result, the shares of Common Stock will be delisted.

     Potential Exchange Act Deregistration. The shares of Common Stock are currently registered under the Exchange Act. Such registration may be terminated following application by AAP to the Commission if, following the Offer, the shares of Common Stock are not listed on a national securities exchange and there are fewer than 300 holders of record of the shares of Common Stock. After consummation of the Amalgamation, AAP will apply for deregistration of the shares of Common Stock. See "--NYSE Delisting and ASX Delisting". The termination of the registration of the shares of Common Stock under the Exchange Act will substantially reduce the information required to be furnished by AAP to holders of the shares of Common Stock and to the Commission, and will result in the future inapplicability of certain provisions of the Exchange Act to the shares of Common Stock, including, among other things, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private transactions." When the registration of the shares of Common Stock under the Exchange Act is terminated, certain affiliates of AAP or Purchaser, as the case may be, will be deprived of the ability to dispose of any shares of capital stock held by them pursuant to Rule 144 promulgated under the Exchange Act.

     Status of Shares as "Margin Securities." The shares of Common Stock are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares of Common Stock. After consummation of the Offer and the Amalgamation, the shares of Common Stock will no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, and therefore such shares of Common Stock may no longer be used as collateral for loans made by brokers.

     Concentration of Shares with Affiliates of AAP. The Principal Shareholders will contribute their shares of Common Stock to Hold Co. contemporaneously with the consummation of the Offer and so they will not tender any shares of Common Stock owned by them in the Offer. Following the Offer, assuming that all Shares owned by persons other than the Principal Shareholders are tendered pursuant to the Offer, the Principal Shareholders will own, as a result of the contribution of their shares of Common Stock to Hold Co., beneficially, indirectly as limited partners of Hold Co., 100 percent of the outstanding Shares.

     As discussed above in "Special Factors -- The Offer, Amalgamation, and Related Transactions; Amalgamation Agreement," the Offer is being made in accordance with the terms and conditions of the Amalgamation Agreement. Pursuant to the Amalgamation Agreement, after consummation of the Offer, Purchaser and AAP will amalgamate. As a result of the transfer of their shares of Common Stock, the Principal Shareholders will, indirectly as limited partners of Hold Co., beneficially own 85% of all shares of Common Stock. Hold Co. will be able to effect the Amalgamation even if the Public Shareholders do not tender any Shares. As a result of the Amalgamation, those holders who do not tender their Shares in the Offer will receive cash equal to the Purchase Price after consummation of the Amalgamation. However, if the Public Shareholders tender their Shares in connection with the Offer, then they will not have to wait for the Amalgamation to be completed to receive cash for their Shares. The Amalgamation is expected to occur as soon as possible following consummation of the Offer. Alternatively, if at any time after consummation of the Offer, Purchaser and Hold Co. own, in the aggregate, 95 percent or more of the outstanding shares of Common Stock, then Purchaser may, if it elects to do so in lieu of the Amalgamation, compulsorily purchase the remaining Shares from the remaining Shareholders pursuant to Section 103 of the Bermuda Act. Accordingly, as a result of the consummation of the Offer and the Amalgamation or alternatively, the purchase of the Shares for cash equal to the Purchase Price in accordance with Section 103 of the Bermuda Act, the Principal Shareholders will, beneficially own 100 percent of the outstanding Shares. See "Special Factors-- Interests of Certain Persons" for a discussion of management's and the Principal Shareholders' beneficial ownership of Shares prior to the Offer and the potential effect of their participation in the Offer.

     ALTHOUGH THE DISINTERESTED DIRECTORS, BASED ON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, HAVE RECOMMENDED THAT HOLDERS OF SHARES ACCEPT THE OFFER, EACH HOLDER MUST MAKE ITS OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

7. SOURCE AND AMOUNT OF FUNDS.

     Assuming that Purchaser purchases all outstanding Shares pursuant to the Offer at the Purchase Price, Purchaser estimates that the total amount of funds required to purchase such Shares and pay related fees and expenses will be approximately $150.0 million all of which will be from funds borrowed from Morgan Guaranty and possibly other commercial banks and lending institutions under a new senior credit facility (the "Credit Facility"). It is expected that the Credit Facility will be unsecured and will consist of one or more term loans. Repayments under the Credit Facility will begin in November 2000 and end in November 2005. The interest rate of the facility will be the LIBO Rate plus a margin equal to 6.35% for amounts borrowed in the first eight months of the facility and determined by Morgan Guaranty based on Purchaser's credit worthiness thereafter. The Credit Facility will contain covenants that will restrict each of Purchaser and its subsidiaries from, among other things, selling substantially all of its assets, incurring liens on its assets (subject to dollar limit exceptions) and incurring debt (subject to dollar limit exceptions). In addition, the Credit Facility will require Purchaser to maintain or limit, as the case may be, dividend levels, consolidated net worth, consolidated interest coverage ratios, cash flow ratios and restricted payments to shareholders. Finally, each of Hold Co. and ALAP has, jointly and severally, guaranteed the obligations of Purchaser and the AJL Purchaser under the Credit Facility. Other conditions of the Credit Facility are expected to be those customary for similar debt transactions. The Offer is not contingent upon receipt of the financing.

     Following the Offer and Amalgamation, Purchaser (together with AJL or the AJL Purchaser) may be required to dedicate a substantial portion of its cash flows from operations to pay principal and interest under the Credit Facility.

8. CERTAIN INFORMATION REGARDING AAP.

     Except as otherwise set forth herein, the information concerning AAP contained in this Offer to Purchase, including financial information, has been furnished to Purchaser by AAP or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources.

     General. AAP is a Bermuda corporation, whose principal executive office is located at 38/F The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong. AAP is the exclusive distribution vehicle for Amway Corporation in Australia, Brunei, the People's Republic of China, Hong Kong, Macau, Malaysia, New Zealand, Taiwan and Thailand.

     Financial Information. Provided below is certain selected financial information relating to AAP which has been excerpted or derived from the audited financial statements contained in AAP's Annual Report on Form 20-F for the fiscal year ended August 31, 1998 (the "Form 20-F") and AAP's Form 6-K for the fiscal quarter ended May 31, 1999 (the "Form 6-K"). More comprehensive information is included in the Form 20-F and Form 6-K and other reports and documents filed by AAP with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents as may be examined at the offices of the Commission in the manner set forth below. In addition, Schedule III sets forth AAP's audited financial statements for the fiscal year ended August 31, 1998, including comparative statements as contained in the Form 20-F for the fiscal year ended August 31, 1998, as well as AAP's unaudited financial statements for the nine months ended May 31, 1999, including comparative statements as contained in the Form 6-K for the fiscal quarter ended May 31, 1999. The financial statements and notes thereto contained in the Form 20-F and the Form 6-K for the period ended May 31, 1999 are hereby incorporated by reference herein.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
        (U.S. DOLLARS IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                            YEARS ENDED AUGUST 31,      NINE MONTHS ENDED MAY 31,
                                            ----------------------    ------------------------------
                                              1998         1997          1999               1998
                                            ---------    ---------    -----------        -----------
                                                                      (UNAUDITED)        (UNAUDITED)
INCOME STATEMENT DATA:
Net sales.................................  $587,579     $845,166      $365,929           $463,403
Cost of sales.............................   257,220      313,287       159,542            201,800
                                            --------     --------      --------           --------
                                             330,359      531,879       206,387            261,603
                                            --------     --------      --------           --------
Distributor incentives....................   157,018      219,111        97,063            125,621
Distribution expenses.....................    45,199       49,662        28,315             35,569
Selling and administrative expenses.......   102,849      114,523        70,269             80,163
                                            --------     --------      --------           --------
Total operating expenses..................   305,066      383,296       195,647            241,353
                                            --------     --------      --------           --------
Operating income..........................    25,293      148,583        10,740             20,250
Other income -- net.......................     9,683       24,707         1,689              5,851
                                            --------     --------      --------           --------
Income before income taxes and minority
  interest................................    34,976      173,290        12,429             26,101
Income taxes..............................    23,508       54,909         9,798             19,520
                                            --------     --------      --------           --------
Income before minority interest...........    11,468      118,381         2,631              6,581
Minority interest in net income of
  consolidated subsidiaries...............    10,015       14,350         4,478              7,812
                                            --------     --------      --------           --------
Net income (loss).........................  $  1,453     $104,031      $ (1,847)          $ (1,231)
                                            ========     ========      ========           ========
Basic and diluted earnings (loss) per
  share(1)................................  $   0.03     $   1.76      $  (0.03)          $  (0.02)
                                            ========     ========      ========           ========
Cash dividends per share..................  $   0.88     $   0.84      $     --           $   0.66
                                            ========     ========      ========           ========
Weighted average number of shares
  outstanding (in thousands)..............    56,442       59,124        56,442             56,442
                                            ========     ========      ========           ========
Ratio of earnings to fixed charges(2).....       7.5         46.5           4.8                9.1
                                            ========     ========      ========           ========

                                                     AUGUST 31,                  MAY 31,
                                                --------------------    --------------------------
                                                  1998        1997         1999           1998
                                                --------    --------    -----------    -----------
                                                                        (UNAUDITED)    (UNAUDITED)
BALANCE SHEET DATA:
Working capital...............................  $102,128    $186,451     $100,289       $105,954
Total assets..................................   387,073     520,143      361,763        388,729
Non-current liabilities.......................       184       1,079          248            422
Total shareholders' equity....................   176,098     252,484      180,721        188,885
Book value per share(3).......................      3.12        4.47         3.20           3.35

---------------
(1) The computation of earnings per share is based on the weighted average number of shares of Common Stock outstanding during the period.

(2) The ratio of earnings to fixed charges was computed by dividing income before income taxes and minority interest plus fixed charges by the fixed charges. Fixed charges consist of interest expense and that portion of operating lease rental expense that is representative of the interest factor.

(3) Book value per share was computed by dividing shareholders' equity by the shares of Common Stock outstanding. Shares of Common Stock consist of the number of fully paid shares outstanding at the end of the period.

     1999 Fiscal Year Results and Fiscal 2000 Outlook. In October 1999, AAP reported its results for the fiscal year ended August 31, 1999. Net sales for the fiscal year declined 14.7% compared to the prior year; net income was $12.5 million compared to $1.5 million for fiscal 1998. In contrast, AAP's net sales in the fourth quarter increased 9.2% compared to the prior year period and net income was $14.3 million compared to $2.7 for the fourth quarter of fiscal 1998. These improved fourth quarter results were primarily due to strong sales in China and Malaysia. The performance in China reflected the positive impact of the China Business Revitalization Program in that market, while Malaysia's net sales increase was driven by the very favorable distributor response to a benefits program and various promotions on high ticket items.

     In October 1999, AAP reported that it expected positive sales growth in fiscal 2000 primarily due to the expected continuation of stronger sales in China as the business there continues to attain a higher level of acceptance and expanded manufacturing capabilities result in an increase in the number of product launches in China. Increased sales in Malaysia and Thailand are also expected to favorably impact AAP's overall net sales.

     The statements contained herein that are not historical facts, including the statements in the preceding paragraph, are forward looking statements. These forward looking statements involve risks and uncertainties with respect to AAP's markets. With respect to operations in China, these risks and uncertainties include AAP's ability to manage effectively transition issues associated with the modification and refinement of its marketing plan and its distribution system. AAP is still in the process of obtaining the necessary approvals from certain provinces and cities for all aspects of its new mode of operations, including the use of independent sales agents. In addition, AAP is also trying to obtain licenses for new cities and branches. Obtaining these approvals and licenses involves regular discussions with national, provincial and city government officials; AAP believes that it has good relations with governmental officials, but there can be no assurance that the approvals and licenses will be obtained. In addition, operations can always be adversely affected by new or existing government regulations, or interpretations thereof, or by other governmental action. In addition, risks and uncertainties in China include: (i) AAP's ability to source materials necessary to achieve portions of its fiscal 2000 product launch schedule; and (ii) the possibility that because of AAP's relationship with Amway, it can be affected by changes in the US-China relationship.

     In addition, the forward looking statements, including the statements in this second paragraph under "--1999 Fiscal Year Results and Fiscal 2000 Outlook," contained herein are subject to other risks and uncertainties with respect to AAP's markets, which could cause results to differ materially such as, without limitation, a worsening of economic turmoil in AAP's markets, such as the occurrence of further adverse currency volatility in the markets in which AAP operates, the creation of adverse government regulation or the occurrence of adverse government action in AAP's markets related to either AAP's Sales and Marketing Plan or its products, import or price restrictions in any of AAP's markets, the possibility of adverse publicity directed at AAP in its markets, the difficulty in passing on the full impact of the cost increases to distributors, given the economic situation in AAP's markets and a deterioration of AAP's positive relationship with its distributor leadership. The most significant uncertainty, with respect to currencies that impact AAP, is whether the Chinese yuan will be devalued against the dollar; in addition to its impact on operations in China, that could in turn lead to further weakening of other Asian currencies. These and other risks and uncertainties are further detailed in AAP's Annual Report on Form 20-F for the fiscal year ended August 31, 1998, filed with the U.S. Securities and Exchange Commission, in the sections titled "Description of Business -- Government Regulation" and "Description of
Business -- Risks and Uncertainties."

     Additional Information About AAP. The Schedule 14D-9, Form 20-F and the Form 6-K, together with certain other documents and reports concerning AAP (collectively, the "AAP Filings") have been filed by AAP with the Commission. Copies of the AAP Filings may be obtained from Ms. Holly Clemente, Director of Investor Relations, AAP, at (914) 961-1564 or as described immediately below.

     AAP is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning AAP's directors and officers, their remuneration, stock options granted to them, the principal holders of AAP's securities and any material interest of such persons in transactions with AAP is required to be disclosed in periodic reports filed with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain reports and other information concerning AAP may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

9. CERTAIN INFORMATION REGARDING PURCHASER.

     General. Purchaser was incorporated under the laws of Bermuda in October 1999 for the principal purpose of acquiring all of the outstanding shares of AAP and has no prior operating history. The principal executive offices of Purchaser are currently located at 7575 Fulton Street, East, Ada, Michigan 49355, telephone number (616) 787-6000. Purchaser does not have any significant assets or liabilities and it has not engaged in activities other than those incidental to its formation and capitalization, its execution of the Amalgamation Agreement and preparation for the Offer. Because Purchaser is acquiring the Shares for cash, financial information regarding it is not meaningful.

     During the last five years none of Purchaser's officers or directors were
(1) convicted in a criminal proceeding, or (2) party to a civil proceeding of a judicial or administrative body and as a result of the proceeding were or are subject to a judgment enjoining future violations of or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws. Schedule I attached hereto sets forth information regarding Purchaser's officers and directors.

     The Principal Shareholders are certain corporations, trusts, foundations and other entities established by or for the benefit of Richard M. DeVos and Jay Van Andel, and their respective families. As of the Commencement Date, the Principal Shareholders beneficially own, in the aggregate, 47,943,530 shares of Common Stock, approximately 85% of the outstanding Common Stock of AAP. See
"-- Interests of Certain Persons."

     Additional Information About Purchaser. Purchaser is not subject to the informational filing requirements of the Exchange Act.

     Purchaser has filed with the Commission a Tender Offer Statement on
Schedule 14D-1 (the "Schedule 14D-1") and a Rule 13e-3 Transaction Statement on
Schedule 13E-3 (the "Schedule 13E-3") that contain additional information with respect to the Offer. The Schedule 14D-1 and the Schedule 13E-3, and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above except that the Schedule 14D-1 and the Schedule 13E-3 and such amendments may not be available in the regional offices of the Commission.

10. BACKGROUND OF THE OFFER; CONTACTS WITH AAP.

     See "Special Factors."

11. INTERESTS OF CERTAIN PERSONS.

     As noted above, the Principal Shareholders are certain corporations, trusts, foundations and other entities established by or for the benefit of the Principal Shareholders and their respective families. As of the Commencement Date, the Principal Shareholders, beneficially own, in the aggregate, 47,943,530 shares (approximately 85%) of the outstanding shares of Common Stock. As of the Commencement Date, directors and executive officers of AAP, other than those who are Principal Shareholders, own beneficially and of record, in the aggregate, 202,863 Shares, less than 0.01% of the outstanding Common Stock. Based on a review of information provided by directors and executive officers of AAP, it is not anticipated, however, that any material amount of shares will be tendered by the directors and executive officers. In the event such individuals do not tender their shares, they will receive cash in the Amalgamation. See "Special Factors -- Certain Effects of the Offer."

     As a result of the Offer and the Amalgamation, 100 percent of the shares of Common Stock will be owned, indirectly as limited partners of Hold Co., by the Principal Shareholders.

12. TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES.

     Based upon Purchaser's records and upon information provided to its and AAP's directors, executive officers and affiliates, neither Purchaser nor, to Purchaser's knowledge, any director or executive officer of Purchaser or AAP any person controlling Purchaser or AAP any director or executive officer of any corporation ultimately in control of Purchaser or AAP or any associate or subsidiary of any of the foregoing, including any director or executive officer of any such subsidiary, has effected any transactions in the Common Stock during the 60 business day period prior to the Commencement Date. Except as described in this Offer to Purchase, neither Purchaser or AAP nor, to Purchaser's or AAP's knowledge, any director or executive officer of Purchaser or AAP any person controlling Purchaser or AAP or any director or executive officer of any corporation ultimately in control of Purchaser is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to the Common Stock (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     Except with respect to matters in Australia described herein, Purchaser is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for Purchaser's acquisition or ownership of Shares as contemplated by the Offer or of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer. Foreign investment in Australia is regulated by the Foreign Acquisitions and Takeovers Act 1975 ("FTA"). Certain foreign investments and takeovers in Australia require that the Foreign Investment Review Board ("FIRB") be notified. FIRB is the body responsible for reviewing and approving foreign investments under FTA. Generally, FIRB will approve a proposal unless it considers it to be against the national interest. Because the Offer by Purchaser is technically an acquisition under the FTA, a FIRB notice relating to the Offer will be lodged, as the proposed Offer by Purchaser is a foreign to foreign acquisition involving an Australian subsidiary, Amway of Australia, a wholly owned subsidiary of AAP. This notification will be filed with the FIRB contemporaneously with the commencement of the Offer and it is expected that FIRB will have no objection to this transaction.

     Should any other such approval or other action be required, Purchaser currently contemplates that it will seek such approval or other action. Purchaser cannot predict whether it may determine that it is required to delay the acceptance of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions.

14. U.S. FEDERAL INCOME TAX CONSEQUENCES.

     General. The following discussion addresses the U.S. federal income taxation of a United States person (i.e., a United States citizen or resident, a United States corporation, a United States estate or trust subject to United States tax on all of its income regardless of source (a "U.S. Shareholder")) who has Shares purchased pursuant to the Offer. The following discussion does not address the tax consequences to a person who holds, directly or indirectly, 10% or more of the Shares (a "10% Shareholder"). Non-United States persons and 10% Shareholders are urged to consult their own tax advisors regarding the tax considerations incident to a sale of Shares pursuant to the Offer.

     In addition, this summary does not address the U.S. tax treatment of certain types of U.S. Shareholders (e.g., individual retirement and other tax-deferred accounts, life insurance companies and tax-exempt organizations) or of persons other than U.S. Shareholders, all of whom may be subject to tax rules that differ significantly from those summarized below.

     The discussion below, as it relates to U.S. federal income tax consequences, is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date of this Offer to Purchase, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. Each holder is advised to consult such holder's own tax advisor with respect to federal, state, local and foreign tax law consequences of a sale of Shares pursuant to the Offer.

     Purchases of Shares by Purchaser pursuant to the Offer will generally be taxable transactions to U.S. Shareholders for federal income tax purposes under the Code, and may also be taxable transactions under applicable state, local and foreign tax laws.

     Tax Treatment of Proceeds from Sale. The sale of Shares pursuant to the Offer will generally be accorded sale or exchange treatment for federal income tax purposes and gain or loss (rather than dividend income) will be recognized by a tendering U.S. Shareholder if the U.S. Shareholder satisfies one of the following tests: (i) its interest in AAP is completely sold; (ii) its percentage interest in AAP is reduced (as measured before Purchaser's purchase of any Shares pursuant to the Offer) by more than 20% (as measured after Purchaser's purchase of all Shares redeemed pursuant to the Offer); or (iii) it is demonstrated that the disposition of Shares to Purchaser is "not essentially equivalent to a dividend." A U.S. Shareholder's contemporaneous dispositions or acquisitions of Shares deemed for federal income tax purposes to be part of an integrated transaction with the Offer may be taken into account in determining whether the holder satisfied any of these tests.

     If sale or exchange treatment applies, any gain or loss recognized will be equal to the difference between the amount of cash received in the exchange and the U.S. Shareholder's tax basis in the Shares purchased. Provided that the Shares constitute a capital asset in the hands of the U.S. Shareholder and have a holding period of more than one year, this gain or loss generally will be long-term capital gain or loss.

     If sale or exchange treatment does not apply, the gross proceeds received from Purchaser for Shares purchased pursuant to the Offer will be treated as a taxable dividend to the extent of AAP's current or accumulated earnings and profits. In that event, the tax basis of Shares purchased by Purchaser pursuant to the Offer will generally be added to the tax basis of the Shares that the tendering U.S. Shareholder continues to own, and such increase in basis may cause any subsequent taxable disposition of retained Shares to give rise to a loss, which would be a capital loss if such Shares were held as a capital asset.

     A U.S. Shareholder who intends to avoid dividend treatment of the gross proceeds received by demonstrating that such proceeds are "not essentially equivalent to a dividend" is urged to consult its tax advisor because this test will be met only if the reduction in its proportionate interest in AAP is a "meaningful reduction" given the particular facts and circumstances in the context of the Offer. The Internal Revenue Service has indicated in published rulings that any reduction in the percentage interest of a U.S. Shareholder whose relative stock interest is minimal (e.g., less than 1%) in a publicly-held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction."

     Backup Withholding. Under U.S. federal income tax backup withholding rules, 31% of the gross proceeds payable to a holder of Shares who elects to tender Underlying Shares into the Offer or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury if the holder or other payee does not provide its taxpayer identification number ("TIN"), employer identification number ("EIN") or social security number ("SS No.") to the Depositary and certify that such number is correct, or if the IRS notifies the Depositary that the TIN, EIN or SS No. is incorrect or that backup withholding should be imposed with respect to a particular holder. Certain holders (including, among others, all corporations and certain non-resident alien individuals) are not subject to these backup withholding and reporting requirements ("exempt recipients").

     All holders of Shares who elect to tender Shares pursuant to the Offer, other than exempt recipients, should execute and return to the Depositary the Substitute Form W-9 included as part of the Letter of

Transmittal. In order for a foreign individual to qualify as an exempt recipient, that individual must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Such statements may be obtained from the Depositary. See Instruction 9 of the Letter of Transmittal.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

15. EXTENSION OF OFFER; TERMINATION; AMENDMENTS.

     Purchaser expressly reserves the right, in its sole discretion, but shall not be obligated, at any time or from time to time, to extend the period of time during which the Offer is open by giving appropriate public notice of such extension. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in "-- Withdrawal Rights."

     Subject to compliance with applicable law and the terms of the Amalgamation Agreement, Purchaser further reserves the right, in its sole discretion, to amend the Offer. Any amendment to the Offer may be made at any time or from time to time by giving appropriate public notice thereof. Any public announcement made pursuant to the Offer will be disseminated promptly to holders in a manner reasonably designed to inform holders of such change. Without limiting the manner in which Purchaser may choose to make a public announcement, except as required by applicable law, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement with respect to the Shares other than by making a release to the Dow Jones News Service.

     If Purchaser materially changes the terms of the Offer or the information concerning the Offer, Purchaser will extend the Offer to the extent required by Rules 14e-1(a) and 14e-1(d) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or in the dealer's soliciting fee) will depend on the facts and circumstances, including the relative materiality of such terms or information.

     Pursuant to the Amalgamation Agreement, Purchaser may not amend the Offer to reduce the number of Shares subject to the Offer, reduce the Offer Price, change the form of consideration payable in the Offer to amend, alter, add or waive any term of the Offer in any manner adverse to the holders of the Shares, in each case without the express written consent of AAP as authorized by the Special Committee.

16. FEES AND EXPENSES.

     Other than as described below, no fees will be paid to brokers, dealers or others by Purchaser in connection with the Offer.

     Dealer Managers. Morgan Stanley and J.P. Morgan have been retained by Purchaser to act as dealer managers (each a "Dealer Manager" and collectively, the "Dealer Managers") in connection with the Offer. Morgan Stanley and J.P. Morgan will receive reasonable and customary compensation for their services as Dealer Managers. Morgan Stanley and J.P. Morgan will also be reimbursed by Purchaser for certain out-of-pocket expenses, including attorneys' fees, and will be indemnified by Amway against certain liabilities, including liabilities under the federal securities laws, in connection with the Offer. Morgan Stanley and J.P. Morgan have from time to time provided investment banking services to AAP and other affiliates of Purchaser for which Morgan Stanley and J.P. Morgan have received, or will receive, reasonable and customary compensation. It is expected that Morgan Stanley and J.P. Morgan will continue to provide such services to Purchaser and its affiliates in the future. Morgan Guaranty Trust Company of New York, Tokyo Branch, an affiliate of J.P. Morgan & Co. Incorporated, is providing funds to Purchaser in connection with the Offer. See "-- Source and Amount of Funds."

     The fees Purchaser will pay to the Dealer Managers consist of advisory fees, an exposure fee and a transaction fee. Morgan Stanley's advisory fees are $62,500 per month for the months of September, October and November of 1999 and $37,500 per month thereafter until the transaction is terminated. The exposure fee that will be paid to Morgan Stanley is $750,000 and the transaction fee paid to Morgan Stanley is $2,000,000. J.P. Morgan's exposure fee is $375,000 and its transaction fee is $1,000,000. The total fees estimated to be paid by Purchaser to Morgan Stanley and J.P. Morgan are set forth below. The monthly advisory fees for Morgan Stanley and the exposure fees for Morgan Stanley and J.P. Morgan are creditable against the applicable transaction fees.

     Depositary. Purchaser has retained First Chicago Trust Company of New York to act as depositary in connection with the Offer (the "Depositary"). The Depositary will receive reasonable and customary compensation for its services as Depositary. The Depositary will be reimbursed by Purchaser for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under the federal securities laws, in connection with the Offer.

     Information Agent. Purchaser has retained Georgeson Shareholder Communications Inc. to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services as Information Agent. The Information Agent will be reimbursed by Purchaser for certain out-of-pocket expenses in connection with the Offer.

     Expenses. Purchaser will pay all expenses of the Offer, including, without limitation, brokerage commissions and solicitation fees. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Holders of Shares will have withheld from the Purchase Price payable to them with respect to Shares accepted for purchase pursuant to the Offer any applicable U.S. backup withholding taxes, if any. See "-- U.S. Federal Income Tax Consequences."

     It is estimated that expenses incurred by Purchaser and AAP in connection with the Offer will be approximately as set forth below.

Filing Fees.................................................  $   30,595
Financial Advisory Fees and Expenses of Purchaser
  Morgan Stanley............................................  $2,000,000
  J.P. Morgan...............................................  $1,000,000
Financial Advisory Fees and Expenses of AAP.................  $2,050,000
Financial and Commitment Fees...............................  $  875,000
Accounting and Legal Fees and Expenses......................  $  444,243
Printing and Mailing........................................  $  479,782
Miscellaneous...............................................  $  444,280
                                                              ----------
     Total..................................................  $7,323,900
                                                              ==========

17. MISCELLANEOUS.

     The Offer is not being made to, nor will Purchaser accept tenders from, holders of Shares in any state of the United States or any foreign jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the laws of such state or foreign jurisdiction. Purchaser is not aware of any state or foreign jurisdiction the laws of which would prohibit the Offer or such acceptance. In those jurisdictions whose laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OR RECOMMENDATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN, IN THE LETTER OF TRANSMITTAL OR IN THE EXPLANATORY STATEMENT. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PURCHASER.

                                          NEW AAP LIMITED

                                                                      SCHEDULE I

           PURCHASER EXECUTIVE OFFICERS AND DIRECTORS; AAP EXECUTIVE
                             OFFICERS AND DIRECTORS

PURCHASER DIRECTORS

Lawrence M. Call
Craig N. Meurlin

PURCHASER EXECUTIVE OFFICERS

Lawrence M. Call -- President
Craig N. Meurlin -- Vice President, Assistant Secretary
E.J. Thompson -- Secretary
May Coye -- Assistant Secretary
Messrs. Call and Meurlin are U.S. citizens.

The business address of the directors and executive officers of Purchaser is 7575 Fulton Street, East, Ada, Michigan 45355.

AAP DIRECTORS AND OFFICERS

                                                                                   DIRECTOR/EXECUTIVE
NAME                               AGE                  POSITION                     OFFICER SINCE
----                               ---                  --------                   ------------------
Stephen A. Van Andel.............  43     Chairman, Director                              1994
Richard M. DeVos, Jr. ...........  43     Vice Chairman, Director                         1994
Douglas L. DeVos.................  34     President and Director                          1999
Eoghan M. McMillan...............  64     Director                                        1994
Jack C.K. So.....................  54     Director                                        1994
John C.C. Chan...................  56     Director                                        1996
L.H. Choong......................  52     Director                                        1993
Eva Cheng........................  46     Executive Vice President; Director              1993
Lynn Lyall.......................  46     Chief Financial Officer, Vice
                                            President and Treasurer                       1999
Lawrence M. Call.................  57     Vice President                                  1993
Craig N. Meurlin.................  47     Vice President, General Counsel and
                                            Assistant Secretary                           1993
John C. Brockman.................  55     Vice President, Distributor Relations           1997
Percy Chin.......................  44     Vice President, General Manager --
                                            East China                                    1996
Patrick Hau......................  47     Vice President, General Manager --
                                            National Operations                           1996
Audie Wong.......................  47     Vice President, General Manager --
                                            North China                                   1995
Martin Liou......................  41     General Manager -- Taiwan                       1997
Low Han Kee......................  40     Regional Manager -- Malaysia                    1997
Preecha Prakobkit................  51     General Manager -- Thailand                     1997
Peter Williams...................  45     General Manager -- Australia                    1997
Betty Yeung......................  50     General Manager -- South China                  1997
John C.R. Collis.................  41     Secretary                                       1993

     Stephen A. Van Andel, age 43, has been Chairman of AAP since January 1995 and a Director since 1994. Since January 1995, Mr. Van Andel has been Vice Chairman of Amway Japan Limited. Mr. Van Andel has been Chairman of Amway since 1995 and was a member of the Policy Board of Amway from 1992 through August 31, 1999. He has been on the Board of Directors of Amway since September 1, 1999. Mr. Van Andel was Chairman of the Executive Committee of Amway and Vice President -- Corporate Affairs of Amway from 1993 to 1995. He was appointed Vice President -- Marketing of Amway in 1988 and in 1991, became Vice President -- Americas. Prior to 1988, Mr. Van Andel held various administrative and management positions with Amway. He holds a Bachelor's Degree from Hillsdale College and a Master's of Business Administration from Miami University. Mr. Van Andel is also a director of Michigan National Bank Corp. and Amway Japan Limited.

     Richard M. DeVos, Jr., age 43, has been a Director of AAP since 1994 and Vice Chairman since October 15, 1999. He served as President from January 1995 through October 15, 1999. Since January 1995, Mr. DeVos has been Chairman of Amway Japan Limited. He has been President of Amway since 1993 and was a member of the Policy Board of Amway from 1992 through August 31, 1999. He has been on the Board of Directors of Amway since September 1, 1999. Mr. DeVos was President and Chief Executive Officer of the Orlando Magic Ltd. from 1991 to 1993. He is Chairman of the Windquest Group, a multi-company management group which he founded in 1989. Prior to that, Mr. DeVos was Vice President -- International of Amway since 1984. Previously, he held various research and development, manufacturing, distribution, marketing, finance, public relations and government affairs positions with Amway. Mr. DeVos holds a Bachelor of Business Administration Degree from Northwood University and has attended the Executive Study Program at the Wharton School of the University of Pennsylvania. He is also a director of Old Kent Financial Corporation and Amway Japan Limited.

     Douglas L. DeVos, age 34, has been a director of AAP since April 14, 1999 and President since October 15, 1999. Since June 1998, Mr. DeVos has been Senior Vice President -- Asia Pacific Region, Global Distributor Relations of Amway and a member of the Policy Board of Amway since 1989. Mr. DeVos has been on the Board of Directors of Amway since September 1, 1999. He was appointed Vice President, North American Sales, of Amway in 1993 and became Senior Vice President, Managing Director -- Americas of Amway from 1996 to 1998. Prior to 1993, Mr. DeVos held various administrative and management positions with Amway. He holds a Bachelor of Science Degree from Purdue University Krannert School of Management. Mr. DeVos is also a director of National City Bank.

     Eoghan M. McMillan, age 64, has been a director of AAP and the Chairman of the Compensation Committee and a member of the Audit Committee since 1994. Mr. McMillan has also been chairman of AAP's Special Committee since October 1999. Mr. McMillan is the Chairman of Rodamco Asia N.V. incorporated in the Netherlands, and Chairman of Rodamco Asia Management Pte Ltd. Prior thereto, he practiced with Arthur Andersen & Co. since 1959 and served as Country Managing Partner for its practices in Hong Kong and China from 1979 until September 1993 and as Regional Managing Partner for Southeast Asia for most of this period. From 1989 to 1992, Mr. McMillan was Chairman of the Hong Kong Futures Exchange and a director of its wholly-owned subsidiary, Hong Kong Futures Exchange Clearing Corporation. He is a Certified Public Accountant, a Fellow of the Chartered Association of Certified Accountants in the United Kingdom and a Fellow of the Hong Kong Society of Accountants. Mr. McMillan was appointed by the Hong Kong government as a Director of the Board of Hong Kong Securities Clearing Company Limited. He is also a director of Vitasoy International Holdings Ltd., Sun Hung Kai Development (China) Ltd., Shangri-la Asia Ltd., Land Development Corporation, Pengursan Danaharta Nasional Berhad, Huan He Pacific Limited, RoProperty Investment Management Pacific Limited, Hong Kong Securities Clearing Company Ltd., Port Moresby Investments and several other entities in which Rodamco holds investments, principally in countries in the Asia Pacific region.

     Jack C.K. So, age 54, has been a director of AAP and the Chairman of the Audit Committee and a member of the Compensation Committee since 1994. Mr. So has also been a member of AAP's Special Committee since October 1999. Mr. So is Chairman of the Hong Kong Mass Transit Railway Corporation and has held such position since 1995. From 1992 to 1995, he served as Managing Director of Sun Hung Kai Development (China) Ltd. Previously, Mr. So served as Executive Director of the Hong Kong Trade Development Council since 1985. Prior to that, he spent seven years in the private sector and held various senior posts in stockbrokering, trade and banking. Before joining the private sector, Mr. So served as Administrative Officer and held significant positions in various departments of the Hong Kong government. Mr. So holds a Bachelor's Degree from the University of Hong Kong.

     John C.C. Chan, age 56, has been a director of AAP and a member of the Compensation and Audit Committees since 1996. Mr. Chan has also been a member of AAPs Special Committee since October 1999. Since 1993, Mr. Chan has been Managing Director of The Kowloon Motor Bus Company, one of the largest privately owned and operated bus companies in the world. He served in many governmental positions in Hong Kong from 1967 to 1993. Mr. Chan is a director of Hang Seng Bank Limited and of Guangdong Investment Limited, Hong Kong, a member of the Council of the Stock Exchange of Hong Kong, Director of Hong Kong Exchanges and Clearing Limited and a Chairman of the Hong Kong Securities Clearing Company Limited. He holds degrees in English literature and management studies from the University of Hong Kong.

     L.H. Choong, age 52, has been a Director of AAP since its formation in 1993. Mr. Choong was an Executive Vice President of AAP from 1993 to 1998 and held the positions of Managing Director of Amway (Malaysia) Sdn. Bhd. from 1981 to 1998 and Amway (Thailand) Limited from 1987 through August 31, 1997. He joined Amway (Malaysia) Sdn. Bhd. in 1978. Before joining Amway (Malaysia) Sdn. Bhd., Mr. Choong held various marketing, sales and product management positions with ESSO Malaysia Berhad, Diethelm (Malaysia) Sdn. Bhd. and Colgate-Palmolive (Malaysia) Sdn. Bhd. He holds a Bachelor's Degree from the University of Malaya.

     Eva Cheng, age 46, has been Executive Vice President and a Director of AAP since its formation in 1993. Ms. Cheng serves as Managing Director of the Greater China Region. She joined Amway International, Inc. in 1977 and was named General Manager of the Hong Kong operation in 1980, serving as Managing Director of its Hong Kong and Taiwan operations from 1987 to 1993. Prior to joining Amway, Ms. Cheng worked in various executive officer positions in the Hong Kong government. She has a Bachelor's Degree and a Master's of Business Administration from the University of Hong Kong.

     Lynn Lyall, age 46, has been Chief Financial Officer, Vice President and Treasurer of AAP since July 1, 1999. Mr. Lyall has also served as Vice President of Finance of Amway since July 1, 1999. Prior to joining Amway, he had been Executive Vice President and Chief Financial Officer of Blockbuster Entertainment, Inc. since 1997. Before becoming Chief Financial Officer of Blockbuster, Mr. Lyall held various financial positions with Cadbury Schweppes, PLC from 1990 until 1997. He also held financial positions with Bordo Citrus Products, Inc., Kraft, Inc. and Coca-Cola Company. Prior to that, Mr. Lyall spent six years in public accounting with Arthur Anderson & Co. He is a certified Public Accountant and holds a Bachelor's Degree from Northwestern University.

     Lawrence M. Call, age 57, has been Vice President of AAP since its formation in 1993. Mr. Call served as Chief Financial Officer and Treasurer of AAP until July 1, 1999. He has also served as Chief Financial Officer of Amway since 1991. Prior to joining Amway, Mr. Call had been Treasurer of PPG Industries, a manufacturer of flat glass, fiberglass, coatings, resins industrial and special chemicals, since 1984. Before becoming Treasurer of PPG Industries, he had held various other financial control positions with PPG Industries. Prior to that, Mr. Call spent 15 years in public accounting with Deloitte, Haskins and Sells (the predecessor to Deloitte and Touche). He is a Certified Public Accountant and holds a Bachelor's Degree from Loyola University.

     Craig N. Meurlin, age 47, has been Vice President, General Counsel and Assistant Secretary of AAP since 1993. Mr. Meurlin is Senior Vice President, General Counsel and Secretary of Amway and has held such positions since 1993. Prior to that, Mr. Meurlin was a partner in the law firm of Jones, Day, Reavis & Pogue. Mr. Meurlin holds a Bachelors of Arts Degree from the University of Vermont and a Juris Doctor from the University of Virginia.

     John C. Brockman, age 55, is Vice President -- Distributor Relations of AAP and has held such position since October 29, 1997. Mr. Brockman is also Director of Worldwide Sale Plan Administration for Amway Corporation. He joined Amway in 1973 as a coordinator in the Meeting and Travel Department and was promoted to Manager of that department in 1975. Mr. Brockman was named Regional Manager for Amway's Western Sales Region in 1977. In November 1981, Mr. Brockman was promoted to the position of Director -- International Sales, holding such position until his promotion to his current position. He holds a Bachelor's Degree in Business Administration from the University of Southern California.

     Percy Chin, age 44, is Vice President and General Manager of Amway (China) Co. Ltd. C East China and has held such position since January 1996. Mr. Chin joined Amway China in 1992 as financial controller and was promoted to Regional Director of Finance and Administration in 1995. Prior to joining Amway, he held the position as Director of Finance at Heinz China, China Dyeing Holding Ltd., and with the Canadian Government -- Department of Education. Mr. Chin is a member of Canadian Certified Management Accountants and holds Bachelor's Degrees in Science and Communication from the University of Saskatchewan, Canada.

     Patrick Hau, age 47, is Vice President and General Manager -- National Operations of Amway (China) Co. Ltd. Mr. Hau joined Amway Hong Kong in 1987 as Financial Controller, serving as General Manager from 1991 to 1996. Prior to joining AAP, he was employed as financial controller at Pearl & Dean Ltd. in Hong Kong and Australia and was a tax consultant with Price Waterhouse and a tax officer of the Inland Revenue Department. Mr. Hau holds a diploma in Business Studies from Hong Kong Polytechnic, a post-graduate diploma in Accounting & Finance from the New South Wales Institute of Technology, and a Master's of Business Administration Degree from Oklahoma City University. He is a member of the Hong Kong Society of Accountants, the Chartered Association of Certified Accountants, the Australia Society of Accountants and the Chartered Institute of Secretaries & Administrators.

     Audie Wong, age 47, is Vice President and General Manager of Amway (China) Co. Ltd. -- North China and has held such position since May 1997. Mr. Wong joined Amway Hong Kong in 1981 as Marketing Coordinator and was promoted to Marketing Manager in 1986. From 1991 to 1994, Mr. Wong was General Manager of Amway Taiwan and served as General Manager of South China from 1994 until April 1997. He holds a Bachelor of Arts Degree from State University of New York at Buffalo, a Master's Degree from the University of Oregon and a Master's of Business Administration from the University of Oklahoma City.

     Martin Liou, age 41, is General Manager of Amway Taiwan Company, Limited and has held such position since May 1997. Mr. Liou joined Amway Taiwan in 1985 as Distribution Manager, becoming Distribution Director of the Greater China Region in 1994. In 1995, he assumed dual roles, Operations Director for Amway Taiwan and Director of Planning and Development for Greater China, which he held until March 1997 when he assumed the responsibilities as Deputy General Manager of Amway Taiwan. Prior to joining Amway Taiwan, he was Production Supervisor for ISI Company. Mr. Liou is a member of the Taiwan Direct Selling Association and holds a Bachelor's Degree in Chemical Engineering from National Taiwan University.

     Low Han Kee, age 40, is General Manager of Amway (Malaysia) Sdn. Bhd, and has held such position since 1993. Mr. Low joined Amway Malaysia in 1990 as Divisional Manager, Finance & Administration. Prior to joining Amway Malaysia, he worked for five years in various financial positions for companies listed on the Kuala Lumpur Stock Exchange. From 1984 to 1985, Mr. Low worked for First Allied Corporation Berhad and as Group Chief Accountant for Mulpha International Trading Corporation Berhad from 1985 to 1990. Mr. Low is a Certified Public Accountant and a member of The Malaysian Association of Certified Public Accountants.

     Preecha Prakobkit, age 51, is General Manager of Amway (Thailand) Ltd. and has held such position since 1990. Mr. Prakobkit joined Amway Thailand in 1988 as Sales and Marketing Manager and was promoted to Sales Manager in 1990. Prior to joining Amway Thailand, he worked as Marketing Manager for the Mall Department Store and Product Manager for Philips Electrical Company. Mr. Prakobkit is the Secretary General of the Thai Direct Selling Association and holds a Bachelor's Degree in Marketing from Walter E. Heller School of Business.

     Peter Williams, age 45, is General Manager of Amway of Australia and has held such position since June 1997. Mr. Williams joined Amway of New Zealand in March 1988 as the Northern Region Sales Manager and was promoted to National Sales Manager in November 1988. He became General Manager in 1996, serving until his promotion to his current assignment at Amway of Australia. Prior to joining Amway of New Zealand, Mr. Williams worked for Enzed Fluid Connectors as Export Sales Manager in the Middle East and as London Branch Manager for Extraman/OPS. He has been an Executive Member of the New Zealand

Direct Selling Association. Mr. Williams attended Northcote College and holds a Diploma in Business (Marketing) from the University of Auckland.

     Betty Yeung, age 50, is General Manager of Amway (China) Co. Ltd. C South China and has held such position since May 1997. Mrs. Yeung joined Amway Hong Kong as Marketing Coordinator in 1979, and was promoted to Sales/Marketing Manager in 1980 and Sales/Public Relations Manager in 1985. She joined Amway Canada as Distributor Relation Manager in 1991. Mrs. Yeung rejoined Amway China in 1994 as Director of External Affairs and was appointed Director of Sales, South China in 1996, General Manager, South China in 1996 and General Manager National Sales in 1999. Prior to joining Amway Hong Kong, Mrs. Yeung worked at Rediffusion Co. in customer service related positions. She holds a Bachelor's Degree from the Chinese University of Hong Kong and a Diploma in Management Studies from Hong Kong Polytechnic.

     John C.R. Collis, age 41, is an attorney at Conyers, Dill & Pearman, Hamilton, Bermuda.

Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
Tel: 212-902-1000

                                                            [GOLDMAN SACHS LOGO]

                                                                     SCHEDULE II

                 FAIRNESS OPINION OF THE AAP FINANCIAL ADVISOR

PERSONAL AND CONFIDENTIAL

November 15, 1999

Special Committee of the Board of Directors
Amway Asia Pacific, Ltd.
38/F, The Lee Gardens
33 Hysan Avenue
Causeway Bay, Hong Kong

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders (other than the Controlling Shareholders (as defined below)) of the outstanding shares of Common Stock, par value US$.01 per share (the "Shares"), of Amway Asia Pacific, Ltd. (the "Company") of the US$18.00 per Share in cash (the "Acquisition Price") to be received by such holders in the Tender Offer and the Amalgamation or the Compulsory Acquisition (each as defined below) pursuant to the Tender Offer and Amalgamation Agreement, dated as of November 15, 1999, among Apple Hold Co., L.P. ("Hold Co."), New AAP Limited ("Buyer") and the Company (the "Agreement"). The Agreement provides for a tender offer (the "Tender Offer") for all of the Shares, other than Shares owned by the DeVos and Van Andel families and their affiliates (the "Controlling Shareholders"), pursuant to which Buyer will pay the Acquisition Price for each Share accepted. Buyer is an entity controlled and beneficially owned directly and indirectly by the Controlling Shareholders of the Company, who currently beneficially own 84.9% of the Shares in the aggregate. The Agreement further provides that following completion of the Tender Offer, the Company will be amalgamated with Buyer, with the Company continuing as the amalgamated company (the "Amalgamation"), and each outstanding Share (other than Shares already owned by Hold Co. or the Controlling Shareholders) will be converted into the right to receive the Acquisition Price. The Agreement also provides, however, that if following Buyer's purchase of Shares pursuant to the Tender Offer Buyer has purchased in the Tender Offer and/or owns a sufficient number of Shares compulsorily to acquire the remaining outstanding Shares from the remaining public holders of Shares pursuant to the Bermuda Companies Act of 1981, as amended (the "Act"), the Company and Buyer may not consummate the Amalgamation and instead Buyer will purchase the remaining outstanding Shares from the remaining public holders of Shares pursuant to the Act for the Acquisition Price (the "Compulsory Acquisition").

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as financial advisor to the Special Committee of the Board of Directors in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. also provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company for its own account and for the accounts of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 20-F of the Company for the five fiscal years ended August 31, 1998; certain interim reports to stockholders and Quarterly Reports on Form 6-K of the Company; certain

Special Committee of the Board of Directors
Amway Asia Pacific, Ltd.
November 15, 1999
Page  Two

other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We note that the Controlling Shareholders own a majority of the Shares, and that the Controlling Shareholders have represented to Goldman Sachs and the Special Committee of the Board of Directors of the Company that the Controlling Shareholders will not sell their Shares to any third party. Accordingly, we were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Agreement and such opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with such transaction or should vote in respect of the Amalgamation.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the US$18.00 per Share in cash to be received by the holders of Shares (other than the Controlling Shareholders) in the Tender Offer and the Amalgamation or the Compulsory Acquisition is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.

                                                                    SCHEDULE III

            AUDITED FINANCIAL STATEMENTS OF AMWAY ASIA PACIFIC LTD.
         FOR THE FISCAL YEARS ENDED AUGUST 31, 1996, 1997 AND 1998 AND
               UNAUDITED FINANCIAL STATEMENTS FOR THE NINE MONTHS
                               ENDED MAY 31, 1999

                            AMWAY ASIA PACIFIC LTD.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ANNUAL CONSOLIDATED FINANCIAL STATEMENTS AND REPORT OF
INDEPENDENT AUDITORS:
Report of independent auditors..............................   F-2
Consolidated balance sheets at August 31, 1998 and 1997.....   F-3
Consolidated statements of income for the years ended August
  31, 1998, 1997 and 1996...................................   F-4
Consolidated statements of shareholders' equity for the
  years ended August 31, 1998, 1997 and 1996................   F-5
Consolidated statements of cash flows for the years ended
  August 31, 1998, 1997 and 1996............................   F-6
Notes to consolidated financial statements..................   F-7
UNAUDITED INTERIM FINANCIAL STATEMENTS:
Consolidated statements of income for the nine months ended
  May 31, 1999 and 1998.....................................  F-21
Consolidated balance sheets at May 31, 1999 and August 31,
  1998......................................................  F-22
Consolidated statements of cash flows for the nine months
  ended May 31, 1999 and 1998...............................  F-23
Notes to consolidated financial statements..................  F-24

                          INDEPENDENT AUDITORS REPORT

The Board of Directors and Shareholders
Amway Asia Pacific Ltd.:

     We have audited the accompanying consolidated balance sheets of Amway Asia Pacific Ltd. and subsidiaries as of August 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended August 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Amway Asia Pacific Ltd. and subsidiaries as of August 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended August 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/          KPMG LLP
                                          --------------------------------------
                                                         KPMG LLP

Detroit, Michigan
October 2, 1998

                            AMWAY ASIA PACIFIC LTD.

                          CONSOLIDATED BALANCE SHEETS
                            AUGUST 31, 1998 AND 1997
             (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                1998        1997
                                                              --------    --------
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $157,157    $207,915
  Short-term investments (note 4)...........................       143      48,613
  Accounts receivable, net of allowance for doubtful
     accounts of $2,144 and $2,093, respectively............    21,264      17,995
  Inventories (note 5)......................................    75,104     106,227
  Prepaid expenses and other current assets (notes 9 and
     11)....................................................    23,234      28,913
                                                              --------    --------
          Total current assets..............................   276,902     409,663
Property, plant and equipment, net (note 6).................   104,346      94,590
Other assets................................................     5,825      15,890
                                                              --------    --------
          Total assets......................................  $387,073    $520,143
                                                              ========    ========
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable (note 9).................................  $ 59,799    $ 85,628
  Short-term borrowings (note 17)...........................    18,573          --
  Accrued expenses and income taxes (notes 7 and 11)........    92,150     128,023
  Distributor deposits......................................     4,252       9,561
                                                              --------    --------
          Total current liabilities.........................   174,774     223,212
Deferred income taxes (note 11).............................       184       1,079
                                                              --------    --------
          Total liabilities.................................   174,958     224,291
                                                              --------    --------
Minority interests (note 14)................................    36,017      43,368
                                                              --------    --------
Shareholders' equity (note 15):
  Preferred stock, $0.01 par value -- authorized 20,000,000
     shares, none issued....................................        --          --
  Common stock, $0.01 par value -- authorized 110,000,000
     shares; issued and outstanding: 56,441,960 shares......       564         564
  Additional paid-in capital................................    79,246      79,605
  Unrealized gain on marketable equity securities...........        --         582
  Cumulative foreign currency translation adjustments.......   (44,182)    (16,955)
  Retained earnings.........................................   140,470     188,688
                                                              --------    --------
          Total shareholders' equity........................   176,098     252,484
                                                              --------    --------
Commitments and contingencies (notes 8, 13 and 15)
          Total liabilities and shareholders' equity........  $387,073    $520,143
                                                              ========    ========

        See accompanying notes to the consolidated financial statements.

                            AMWAY ASIA PACIFIC LTD.

                       CONSOLIDATED STATEMENTS OF INCOME
                   YEARS ENDED AUGUST 31, 1998, 1997 AND 1996
             (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               1998        1997        1996
                                                             --------    --------    --------
Net sales..................................................  $587,579    $845,166    $716,757
Cost of sales (note 9).....................................   257,220     313,287     269,377
                                                             --------    --------    --------
                                                              330,359     531,879     447,380
                                                             --------    --------    --------
Operating expenses (note 9):
  Distributor incentives...................................   157,018     219,111     186,092
  Distribution expenses....................................    45,199      49,662      40,777
  Selling and administrative expenses......................   102,849     114,523      93,367
                                                             --------    --------    --------
          Total operating expenses.........................   305,066     383,296     320,236
                                                             --------    --------    --------
     Operating income......................................    25,293     148,583     127,144
Other income -- net (note 10)..............................     9,683      24,707      19,781
                                                             --------    --------    --------
     Income before income taxes and minority interest......    34,976     173,290     146,925
Income taxes (note 11).....................................    23,508      54,909      55,709
                                                             --------    --------    --------
     Income before minority interest.......................    11,468     118,381      91,216
Minority interest in income of consolidated subsidiaries
  (note 14)................................................    10,015      14,350       8,983
                                                             --------    --------    --------
     Net income............................................  $  1,453    $104,031    $ 82,233
                                                             ========    ========    ========
Basic and diluted earnings per share (note 16).............  $   0.03    $   1.76    $   1.37
                                                             ========    ========    ========
Dividends per share paid to Company shareholders...........  $   0.88    $   0.84    $   1.02
                                                             ========    ========    ========
Weighted average number of shares outstanding (000s).......    56,442      59,124      60,039
                                                             ========    ========    ========
Weighted average number of shares outstanding including the
  effect of dilutive securities (000s) (note 16)...........    56,446      59,176      60,097
                                                             ========    ========    ========

        See accompanying notes to the consolidated financial statements.

                            AMWAY ASIA PACIFIC LTD.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   YEARS ENDED AUGUST 31, 1998, 1997 AND 1996
             (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             UNREALIZED   CUMULATIVE
                                                              GAIN ON       FOREIGN
                                                ADDITIONAL   MARKETABLE    CURRENCY                    TOTAL
                                       COMMON    PAID-IN       EQUITY     TRANSLATION   RETAINED   SHAREHOLDERS'
                                       STOCK     CAPITAL     SECURITIES   ADJUSTMENTS   EARNINGS      EQUITY
                                       ------   ----------   ----------   -----------   --------   -------------
Balances at August 31, 1995..........   $600     $213,443      $  --       $   (875)    $116,448     $ 329,616
Net income...........................     --           --         --             --       82,233        82,233
Dividends of $1.02 per share.........     --           --         --             --      (61,163)      (61,163)
Net change in fair value of
  marketable equity securities.......     --           --        134             --           --           134
Net change in cumulative foreign
  currency translation adjustments...     --           --         --          1,700           --         1,700
Stock options exercised for 10,000
  common shares......................     --          180         --             --           --           180
Issuance of 9,000 restricted common
  shares.............................     --          315         --             --           --           315
Unearned portion of restricted common
  stock..............................     --         (182)        --             --           --          (182)
Distribution to majority shareholders
  for purchase of Amway (B) Sdn. Bhd.
  in excess of book value............     --           --         --             --       (3,196)       (3,196)
Amount resulting from issuance of
  Amway (Malaysia) common stock......     --       14,579         --             --           --        14,579
                                        ----     --------      -----       --------     --------     ---------
Balances at August 31, 1996..........    600      228,335        134            825      134,322       364,216
Net income...........................     --           --         --             --      104,031       104,031
Dividends of $0.84 per share.........     --           --         --             --      (49,665)      (49,665)
Stock options exercised for 84,217
  common shares......................      1        1,863         --             --           --         1,864
Purchase of common stock for
  retirement.........................    (37)    (150,736)        --             --           --      (150,773)
Net change in cumulative foreign
  currency translation adjustments...     --           --         --        (17,780)          --       (17,780)
Net change in fair value of
  marketable equity securities.......     --           --        448             --           --           448
Amortization of unearned portion of
  restricted common stock............     --          143         --             --           --           143
                                        ----     --------      -----       --------     --------     ---------
Balances at August 31, 1997..........    564       79,605        582        (16,955)     188,688       252,484
Net income...........................     --           --         --             --        1,453         1,453
Dividends of $0.88 per share.........     --           --         --             --      (49,671)      (49,671)
Amway (Malaysia) repurchase of common
  stock held by minority shareholders
  (note 14)..........................     --         (397)        --             --           --          (397)
Amortization of unearned portion of
  restricted common stock............     --           38         --             --           --            38
Realization of gain upon sale of
  securities.........................     --           --       (582)            --           --          (582)
Net change in cumulative foreign
  currency translation adjustments...     --           --         --        (27,227)          --       (27,227)
                                        ----     --------      -----       --------     --------     ---------
Balances at August 31, 1998..........   $564     $ 79,246      $  --       $(44,182)    $140,470     $ 176,098
                                        ====     ========      =====       ========     ========     =========

        See accompanying notes to the consolidated financial statements.

                            AMWAY ASIA PACIFIC LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED AUGUST 31, 1998, 1997 AND 1996
                          (U.S. DOLLARS IN THOUSANDS)

                                                              1998        1997         1996
                                                            --------    ---------    --------
Cash flows from operating activities:
Net income................................................  $  1,453    $ 104,031    $ 82,233
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization........................    13,516       13,009      10,896
     Deferred income taxes................................    (2,662)      (4,934)      4,518
     Loss (gain) on sale or disposal of property and
       equipment..........................................     1,582          (44)         22
     Loss (gain) on sales of investments..................      (637)           5          --
     Changes in assets and liabilities:
       Accounts receivable................................    (7,932)      (7,522)     (2,385)
       Inventories........................................    18,162      (31,984)     17,293
       Prepaid expenses and other current assets..........     2,964       (5,658)     10,138
       Accounts payable...................................   (18,894)      46,838       4,798
       Accrued expenses and income taxes..................   (15,106)      10,611      17,105
       Distributor deposits...............................    (4,033)      (1,617)      4,281
       Other..............................................    21,361       23,248       7,966
                                                            --------    ---------    --------
          Net cash provided by operating activities.......     9,774      145,983     156,865
                                                            --------    ---------    --------
Cash flows from investing activities:
  Capital expenditures....................................   (33,155)     (28,546)     (9,956)
  Proceeds from sale of equipment.........................       375          701         415
  Purchases of short-term investments.....................   (80,851)     (98,612)    (35,376)
  Proceeds from maturity of investments...................   117,548       78,284      85,353
  Issuance of note receivable.............................        --       (1,126)         --
  Payments received on notes receivable...................       273           --          --
                                                            --------    ---------    --------
          Net cash provided by (used in) investing
            activities....................................     4,190      (49,299)     40,436
                                                            --------    ---------    --------
Cash flows from financing activities:
  Net short-term borrowings...............................    18,529           --          --
  Principal payments on notes payable and capital lease
     obligations..........................................        --      (27,564)     (8,953)
  Dividends paid to shareholders..........................   (49,671)     (49,665)    (61,163)
  Dividends paid by subsidiaries to minority
     shareholders.........................................    (5,976)      (3,112)     (3,648)
  Proceeds from issuance of common stock..................        --        1,864         180
  Purchase of common stock for retirement.................        --     (150,773)         --
  Amway (Malaysia) purchase for retirement of common stock
     held by minority shareholders........................    (2,129)          --          --
  Net cash received from acquisition of Amway (B) Sdn.
     Bhd. ................................................        --           --       1,818
  Proceeds from issuance of Amway (Malaysia) common
     stock................................................        --           --      33,265
                                                            --------    ---------    --------
     Net cash used in financing activities................   (39,247)    (229,250)    (38,501)
                                                            --------    ---------    --------
Effect of exchange rate changes on cash...................   (25,475)     (20,201)      1,028
                                                            --------    ---------    --------
Net increase (decrease) in cash and cash equivalents......   (50,758)    (152,767)    159,828
Cash and cash equivalents at beginning of year............   207,915      360,682     200,854
                                                            --------    ---------    --------
Cash and cash equivalents at end of year..................  $157,157    $ 207,915    $360,682
                                                            ========    =========    ========
Supplemental disclosures of cash flow information:
  Interest paid...........................................  $    118    $      51    $    273
                                                            ========    =========    ========
  Income taxes paid.......................................  $ 35,768    $  60,772    $ 54,486
                                                            ========    =========    ========
  Non-cash investing activities:
     Purchase of Amway (B) Sdn. Bhd. .....................  $     --    $      --    $  4,809
                                                            ========    =========    ========

        See accompanying notes to the consolidated financial statements.

                            AMWAY ASIA PACIFIC LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         AUGUST 31, 1998, 1997 AND 1996
             (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1) BASIS OF PRESENTATION

     Amway Asia Pacific Ltd. ("AAP"), a Bermuda corporation, was incorporated on September 7, 1993. On December 21, 1993, AAP completed its initial public offering of common stock. AAP has subsidiaries in Australia, Brunei, China (the Mainland, the Hong Kong Special Administrative Time Region, Macau and Taiwan), Malaysia, New Zealand, and Thailand. Each subsidiary is wholly owned, except Malaysia, in which AAP has a 51.7% ownership equity position (see note 14), and Thailand, a partnership in which AAP is a general partner with a 99.0% economic interest.

     On April 30, 1996, all outstanding shares in Amway (B) Sdn. Bhd., the exclusive distribution vehicle for Amway in Brunei, were acquired by Amway (Malaysia) Sdn. Bhd. from Amway International Development, Inc. for a purchase price of $4.8 million which was paid from the proceeds of the initial public offering of the Malaysian subsidiary (see note 14). Both Amway (Malaysia) Sdn. Bhd. and Amway International Development are considered entities under common control as the ultimate controlling shareholders for both entities are the same parties. As a result, the difference between the purchase price and the net asset value of Amway (B) Sdn. Bhd. at April 30, 1996 of $3.2 million was recorded as a distribution to these common shareholders. The results of operations for Amway (B) Sdn. Bhd. subsequent to the date of acquisition are included in the consolidated statements of income.

     The consolidated financial statements include AAP and its subsidiaries. All significant intercompany transactions and balances have been eliminated. Certain prior year amounts have been reclassified to conform to the current year presentation.

(2) DESCRIPTION OF BUSINESS

     AAP is the exclusive distribution vehicle for Amway in Australia, Brunei, China, Malaysia, New Zealand, and Thailand.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Cash Equivalents

     For purposes of the consolidated balance sheets and statements of cash flows, AAP considers all highly liquid debt instruments with maturities of three months or less at the time of purchase to be cash equivalents.

  (b) Short-term Investments

     Management determines the proper classifications of investments in obligations with fixed maturities and marketable equity securities at the time of purchase and reevaluates such designations as of each balance sheet date. All securities covered by Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," are designated as either held to maturity or available for sale. Securities designated as held to maturity are stated at amortized cost, and securities designated as available for sale are stated at fair value, with unrealized gains and losses reported in a separate component of shareholders' equity. The remaining investments at August 31, 1998 and 1997 consist of time deposits with varied maturity dates within one year. These investments, which are not subject to the provisions of SFAS No. 115, are carried at cost, which approximates market value. Realized gains and losses on sales of investments, as determined on a specific identification basis, are included in the consolidated statements of income.

  (c) Inventories

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

  (d) Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Equipment held under capital lease is stated at the present value of minimum lease payments at the inception of the lease.

     Depreciation is calculated primarily on the straight-line method over the estimated useful lives. Equipment held under capital lease and leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful life of the asset.

  (e) Long-Lived Assets

     AAP adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", on September 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of this Statement did not have an impact on AAP's financial position, results of operations or liquidity.

  (f) Other Assets

     Other assets at August 31, 1998 and 1997 are stated at cost, net of amortization, if any. At August 31, 1998, other assets primarily consist of deposits, land use rights, and employee loans. At August 31, 1997, other assets primarily consisted of deposits, land use rights, and employee loans as well as prepaid royalties totaling $9,165.

  (g) Minority Interests

     Minority interest represents the minority shareholders' share of the equity and net income in the Malaysia subsidiary and the minority partners' share of the equity and net income in the Thailand subsidiary.

  (h) Accounting for Sales or Repurchase of Stock by a Subsidiary

     Gains or losses arising from the issuance or repurchase of stock by a subsidiary is accounted for as a capital transaction in the consolidated financial statements.

  (i) Stock Based Compensation

     Prior to September 1, 1996, AAP accounted for its stock option awards in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On September 1, 1996, AAP adopted SFAS No. 123, "Accounting for Stock-Based Compensation", which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in fiscal years beginning after December 15, 1994 as if the fair-value-based method defined in SFAS No. 123 had been applied. AAP has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

  (j) Revenue Recognition

     AAP recognizes sales when products are shipped to or through distributors. A reserve for sales returns is accrued based on historical experience.

  (k) Earnings Per Share

     On September 1, 1997, AAP adopted SFAS No. 128 "Earnings per Share". This Statement, which supersedes APB Opinion No. 15, requires the presentation of basic and diluted earnings per share. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated similarly to basic earnings per share except that the denominator is increased to include the effect of additional common shares that would have been outstanding if all dilutive potential common shares had been issued.

  (l) Foreign Currency Translation

     All operations of AAP occur outside of the United States. Each operation's local currency is considered its functional currency. No currency is dominant within the group and transactions in Bermuda are minimal. Therefore, the U.S. dollar is used for translation purposes since most merchandise purchase transactions, as discussed below, are conducted in U.S. dollars. All assets and liabilities are translated into U.S. dollars at the current exchange rate as of the balance sheet date. Revenues and expenses are translated at average currency exchange rates. Shareholders' equity is recorded at historical exchange rates. The resulting translation adjustment is recorded as a separate component of shareholders' equity. Transaction gains and losses are included in other income.

     All of AAP's subsidiaries, except Australia and New Zealand, pay for their purchases of products from Amway in U. S. dollars and bear the risk of foreign currency exchange fluctuations. Australia and New Zealand pay for their purchases of products from Amway in local currencies, thereby transferring the immediate risk of foreign currency exchange rate fluctuations to Amway. Amway has the right to modify its prices at any time on at least 30 days advance notice to its affiliates.

  (m) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make reasonable estimates and assumptions in certain circumstances that affect the amounts reported in the accompanying consolidated financial statements and notes. Ultimate resolution of uncertainties could cause actual results to differ from those estimates.

  (n) New Accounting Pronouncements

     The Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income" in 1997. This Statement requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. This statement is effective for periods beginning after December 15, 1997. AAP will adopt this statement in the first quarter of fiscal 1999.

     The FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" in 1997. This Statement requires that public companies report certain information about operating segments. It also requires the reporting of certain information about AAP's products and services, the geographic areas in which AAP operates and AAP's major customers. This statement is effective for fiscal years beginning after December 15, 1997 and will affect the disclosure requirements for the fiscal 1999 annual financial statements. AAP is currently evaluating the impact of this statement.

     The FASB also issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" in 1998. This Statement establishes comprehensive accounting and reporting standards for derivative instruments and hedging activities and is effective for fiscal years beginning after June 15, 1999. AAP is currently evaluating the impact of this statement.

(4) INVESTMENTS

     Securities subject to the provisions of SFAS No. 115 at August 31, 1998 and 1997 are summarized as follows:

                                                         GROSS         GROSS
                                                       UNREALIZED    UNREALIZED
                                                        HOLDING       HOLDING      MARKET
                                             COST        GAINS         LOSSES       VALUE
                                            -------    ----------    ----------    -------
AUGUST 31, 1998:
Held to maturity:
  Banker's acceptances....................  $15,154       $ --           $--       $15,154
  Commercial paper........................      255         --           --            255
                                            -------       ----           --        -------
  Total held to maturity..................  $15,409       $ --           $--       $15,409
                                            =======       ====           ==        =======
AUGUST 31, 1997:
Available for sale:
  Common stock............................  $ 1,007       $582           $--       $ 1,589
                                            =======       ====           ==        =======
Held to maturity:
  Banker's acceptances....................  $39,444         --           --        $39,444
  Commercial paper........................    1,368         --           --          1,368
                                            -------       ----           --        -------
  Total held to maturity..................  $40,812       $ --           $--       $40,812
                                            =======       ====           ==        =======

     All securities displayed in the above table at August 31, 1998 have original maturities of 3 months or less and, accordingly, are classified on the balance sheet as cash equivalents. All debt securities held at August 31, 1997 have original maturities between 3 months and 1 year and are classified on the balance sheet as short-term investments. The common stock available for sale investments at August 31, 1997 are also classified as short-term investments. Short-term investments at August 31, 1998 and 1997 also include time deposits of $143 and $6,212, respectively, and are stated at cost, which approximates market value.

(5) INVENTORIES

     Inventories consist of the following at August 31:

                                                               1998        1997
                                                              -------    --------
Raw materials...............................................  $ 6,996    $ 15,263
Manufactured finished goods and finished goods purchased for
resale......................................................   68,108      90,964
                                                              -------    --------
  Total.....................................................  $75,104    $106,227
                                                              =======    ========

(6) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following at August 31:

                                                                1998        1997
                                                              --------    --------
Land and improvements.......................................  $  7,633    $  9,654
Buildings and improvements..................................    46,151      28,630
Machinery and equipment.....................................    70,111      72,720
Leasehold improvements......................................    15,760      16,585
Construction in progress....................................    14,144      11,846
                                                              --------    --------
                                                               153,799     139,435
Less accumulated depreciation and amortization..............   (49,453)    (44,845)
                                                              --------    --------
  Net property, plant and equipment.........................  $104,346    $ 94,590
                                                              ========    ========

(7) ACCRUED EXPENSES AND INCOME TAXES

     Accrued expenses and income taxes consist of the following at August 31:

                                                               1998        1997
                                                              -------    --------
Distributor incentives......................................  $29,837    $ 35,028
Distributor seminars........................................   13,581      20,527
Income taxes................................................   16,329      27,884
Deferred taxes..............................................    3,029       4,900
Other taxes.................................................    2,362       2,766
Employee compensation and retirement........................    7,565       6,998
Sales returns...............................................    6,491      15,861
Other.......................................................   12,956      14,059
                                                              -------    --------
  Total.....................................................  $92,150    $128,023
                                                              =======    ========

(8) LEASES

     AAP leases real estate under noncancelable operating leases which expire at various dates through 2004. Future minimum annual rentals under these noncancelable operating leases as of August 31, 1998, are as follows:

Year ending August 31:
1999........................................................  $ 9,579
  2000......................................................    7,650
  2001......................................................    4,019
  2002......................................................    3,462
  2003......................................................    1,724
  Thereafter................................................      233
                                                              -------
Total minimum lease payments................................  $26,667
                                                              =======

     Rental expense charged to operations for the years ended August 31, 1998, 1997 and 1996, approximated $11,801, $10,953 and $9,775 respectively, including amounts paid under short-term cancelable leases.

(9) RELATED PARTY TRANSACTIONS

     AAP, as the distribution vehicle for Amway in the Asia Pacific markets in which AAP operates, has a number of contractual relationships with Amway (1) for the right to purchase Amway products which Amway makes available to its international affiliates (the "Product Purchase Agreements"), (2) for the right to manufacture and sell Amway licensed products in the PRC (the "PRC Technical Agreement"), (3) for the right to use Amway's trade name and trademark along with certain other intellectual property rights (the "Trademark License Agreements"), (4) for receiving various executive management, administrative support and information services (the "Amended and Restated Support Service Agreements") and (5) for the right to use the Hong Kong and Taiwan distributor lists (the "Distributor List and Certain Other Intangibles License Agreements").

     Purchases from and other transactions with Amway for the years ended August 31 are as follows:

                                                       1998        1997        1996
                                                     --------    --------    --------
Product purchases..................................  $151,560    $190,031    $141,001
PRC Technical royalty..............................       885       3,725       1,960
Trademark license royalty..........................       275         390         367
Support service and license fees...................     5,294         650         538
Distributor list royalty...........................     9,165       9,111       9,326

     Prices for products are governed by a price schedule which Amway establishes periodically based upon a U.S. dollar "cost plus" base price calculation. At August 31, 1998 and 1997, AAP owed Amway $31,337 and $30,061, respectively, for the purchase of inventory. These amounts are included in accounts payable.

     On August 31, 1994, AAP entered into two non-interest bearing notes aggregating $18,365 payable to Amway over two years for the prepayment of royalties on the Hong Kong and Taiwan distributor lists. The notes were recorded at their discounted present value of $17,368. The notes were paid in full in fiscal 1996.

     On July 31, 1995, AAP entered into seven non-interest bearing negotiable promissory notes aggregating $27,946 payable to Amway over three years beginning in fiscal 1997 for the prepayment of fiscal 1997, 1998 and 1999 royalties on the Hong Kong and Taiwan distributor lists. One note totaling $4,480 was payable in six equal semiannual installments commencing February 28, 1997; while the other six notes, each totaling $3,911, were to become payable in six-month intervals, with the first note payable on February 28, 1997. Each of the notes is denominated in the local currency of the country to which they relate, thereby transferring the risk of foreign currency exchange rate fluctuations to Amway. AAP prepaid these notes in full on February 27, 1997.

     Prepaid royalties totaling $9,165 are included as a component of prepaid expenses at August 31, 1998 and 1997. Prepaid royalties totaling $9,165 are also included as a component of other assets at August 31, 1997.

     Under Amended and Restated Support Services Agreements between Amway, AAP and its affiliates, Amway provides information systems, executive management, investor relations services and certain administrative support services including legal, accounting, tax, treasury, marketing, insurance, inventory control and human resources services to AAP. AAP pays Amway software license fees and maintenance charges with respect to information systems provided by Amway; AAP pays Amway for other services based on the internal labor and other direct and indirect costs incurred by Amway in providing such services. These charges were instituted by Amway effective September 1, 1997. Prior to September 1, 1997, AAP paid Amway for providing executive management and investor relations services; other administrative support services were provided by Amway at no charge to AAP.

(10) OTHER INCOME -- NET

     Other income -- net consists of the following for the years ended August
31:

                                                         1998       1997       1996
                                                        -------    -------    -------
Interest income.......................................  $11,792    $18,800    $17,979
Dividend income.......................................      411      3,661      2,212
Gain (loss) on foreign exchange.......................   (3,914)    (2,554)        82
Interest expense......................................   (1,329)      (155)      (273)
Other, net............................................    2,723      4,955       (219)
                                                        -------    -------    -------
  Other income -- net.................................  $ 9,683    $24,707    $19,781
                                                        =======    =======    =======

(11) INCOME TAXES

     Income is subject to taxation in each country where AAP operates and it files separate income tax returns in each country. Income taxes consist of the following for the years ended August 31:

                                                         1998       1997       1996
                                                        -------    -------    -------
Current...............................................  $25,403    $59,532    $51,191
Deferred..............................................   (1,895)    (4,623)     4,518
                                                        -------    -------    -------
  Total...............................................  $23,508    $54,909    $55,709
                                                        =======    =======    =======

     The significant components of deferred income tax expense attributable to income before income taxes for the years ended August 31 are as follows:

                                                          1998       1997       1996
                                                         -------    -------    ------
Deferred taxes on undistributed earnings...............  $(1,937)   $(4,798)   $7,345
Valuation reserves.....................................      168       (257)     (956)
Other..................................................     (126)       432    (1,871)
                                                         -------    -------    ------
  Total................................................  $(1,895)   $(4,623)   $4,518
                                                         =======    =======    ======

     The statutory tax rates by country are as follows:

                                                              1998    1997    1996
                                                              ----    ----    ----
Australia...................................................  36.0%   36.0%   36.0%
Brunei......................................................  30.0%   30.0%   30.0%
Mainland China(1)...........................................   0.0%    0.0%    0.0%
Hong Kong...................................................  16.0%   16.5%   16.5%
Macau.......................................................  16.5%   16.5%   16.5%
Malaysia....................................................  28.0%   30.0%   30.0%
New Zealand.................................................  33.0%   33.0%   33.0%
Taiwan......................................................  25.0%   25.0%   25.0%
Thailand....................................................  30.0%   30.0%   30.0%

---------------
(1) In Mainland China the current tax laws allow AAP's subsidiary to carry forward losses up to five years and provide for no tax on profits for two years once an accumulated profit is realized. After that point, AAP's subsidiary pays a tax on profits at a rate of 7.5% for the first three years, 10% for the subsequent three years and 15% thereafter. During the 1997 tax year, AAP's Mainland China subsidiary attained such an accumulated profit for the first time. In order for AAP to continue to qualify for this tax holiday,

    Amway China must derive a specified percentage of its revenue from the products manufactured by it in Mainland China.

     As described above, AAP's subsidiary in Mainland China was not subject to income tax in fiscal 1998. This subsidiary recorded a net operating loss in fiscal 1998, causing AAP's weighted-average statutory tax rate to be above the statutory rate of any one of AAP's markets. A reconciliation of the weighted-average statutory tax rate to the weighted-average effective tax rate is as follows:

                                                              1998    1997    1996
                                                              ----    ----    ----
Weighted average statutory tax rate.........................  51.9%   25.3%   29.1%
Add tax effect of non-deductible meals and entertainment....   4.0%    1.0%    0.9%
Add dividend withholding tax................................  11.8%    5.1%    8.6%
All other...................................................  (0.5)%   0.3%   (0.7)%
                                                              ----    ----    ----
Weighted average effective tax rate.........................  67.2%   31.7%   37.9%
                                                              ====    ====    ====

     Taiwan and Thailand require a withholding tax of 20% and 10%, respectively, on dividends paid to the Bermuda parent.

     The tax effects of temporary differences which give rise to significant portions of the deferred tax assets and deferred tax liabilities at August 31, 1998 and 1997, are presented below.

                                                               1998       1997
                                                              -------    -------
Deferred tax assets:
Inventories.................................................  $ 1,420    $ 1,325
  Sales returns.............................................    1,212      1,475
  Accrued expenses..........................................    1,675      1,346
     Other..................................................     (126)       906
                                                              -------    -------
     Total deferred tax assets..............................    4,181      5,052
                                                              -------    -------
Deferred tax liabilities:
  Withholding taxes.........................................   (2,965)    (4,902)
  Other.....................................................     (248)    (1,077)
                                                              -------    -------
     Total deferred tax liabilities.........................   (3,213)    (5,979)
                                                              -------    -------
     Net deferred tax asset (liability).....................  $   968    $  (927)
                                                              =======    =======
The net deferred tax asset (liability) is included in the
  consolidated balance sheet as follows:
  Prepaid expenses and other current assets.................  $ 3,960    $ 4,736
  Other assets..............................................      221        316
  Accrued expenses and income taxes.........................   (3,029)    (4,900)
  Deferred income taxes.....................................     (184)    (1,079)
                                                              -------    -------
     Net deferred tax asset (liability).....................  $   968    $  (927)
                                                              =======    =======

     AAP had no valuation allowance for deferred tax assets as of, or for, the years ended August 31, 1998 and 1997. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based upon the level of historical taxable income and projections of future taxable income, management believes it is more likely than not that AAP will realize the benefit of these deferred tax assets.

(12) EMPLOYEE BENEFIT PENSION PLANS

     For all periods presented, AAP's China (Mainland, Macau, Taiwan and the Hong Kong Special Administrative Region) subsidiaries each sponsored a pension plan that covers substantially all employees, primarily under defined benefit pension plans.

     Net periodic pension expense for the defined benefit plans included the following components:

                                                              1998    1997    1996
                                                              ----    ----    ----
Components of net periodic pension costs:
Service cost................................................  $751    $702    $732
  Interest cost.............................................   461     342     303
  Actual return on plan assets..............................   513    (422)   (400)
  Net amortization and deferral.............................  (950)    (26)     53
                                                              ----    ----    ----
Net periodic pension cost...................................  $775    $596    $688
                                                              ====    ====    ====

     The following information details the funded status of the defined pension plans:

                                                               1998       1997
                                                              -------    -------
Status of obligations:
Actuarial present value of benefit obligation:
     Vested benefit obligation..............................  $ 4,064    $ 3,070
                                                              =======    =======
  Accumulated benefit obligation............................  $ 4,545    $ 3,590
                                                              =======    =======
Projected benefit obligation for service rendered to date...  $(5,960)   $(5,255)
Plan assets at fair value...................................    4,836      5,630
                                                              -------    -------
Plan assets in excess of (less than) projected benefit
  obligation................................................   (1,124)       375
Unrecognized net loss.......................................      886        139
Unrecognized prior service costs............................      465         32
Unrecognized net assets at date of initial application......       41        (35)
Adjustment required to recognize minimum liability..........     (605)        --
                                                              -------    -------
Prepaid pension costs (liability)...........................  $  (337)   $   511
                                                              =======    =======

     The weighted average discount rate used in determining the actuarial present value of projected benefit obligation for defined benefit pension plans ranged from 7% to 8% and from 7% to 10% for the fiscal years ended August 31, 1998 and 1997, respectively. The rate of increase in compensation levels ranged from 5% to 7% and 7% to 9% for the fiscal years ended August 31, 1998 and 1997, respectively. The expected long-term rate of return on assets ranged from 7% to 8% and 7% to 10% for the fiscal years ended August 31, 1998 and 1997, respectively.

(13) CONTINGENCIES

     AAP is a party to certain routine litigation incidental to its business, none of which is currently expected to have a material adverse effect on AAP's financial condition and results of operations.

(14) SALE OF STOCK BY A SUBSIDIARY

     The government of Malaysia has policies that set forth certain local ownership requirements for foreign companies which required Amway Malaysia Sdn. Bhd. ("Amway Malaysia") to reduce its foreign equity to 51%.

     In accordance with the directive given by the Foreign Investment Committee ("FIC"), Amway Malaysia, AAP and Amway entered into a Sale of Shares and Restructuring Agreement ("Agreement") for the sale of the 30% interest of Amway Malaysia that Amway had retained as part of a previous reorganization of AAP. Pursuant to the terms of the Agreement, Amway sold its retained 30% interest in Amway Malaysia to Bumiputras (the indigenous people of Malaysia) on September 28, 1994. In July 1995, Amway Malaysia issued additional shares for consideration to Bumiputra investors increasing the Bumiputras ownership level to 40.8%. In May 1996, the shareholders of Amway Malaysia exchanged their stock in Amway Malaysia for stock in a newly formed company, Amway (Malaysia) Holdings Berhad ("AMHB"). In August 1996, AMHB issued additional shares for consideration to Malaysian citizens, as part of an initial public offering on the Kuala Lumpur Stock Exchange, increasing the local ownership level (minority interest) to 49.0%.

     In fiscal 1998, the Malaysia affiliate obtained regulatory and shareholder approval to repurchase up to 10% of the outstanding shares of its own common stock, subject to certain regulatory limitations. During fiscal 1998, the Malaysia affiliate repurchased and cancelled 1,365,000 of its shares on the open market at an aggregate price of Malaysian ringgit 8.6 million, decreasing the local ownership level (minority interest) to 48.3%.

(15) STOCK OPTION/INCENTIVE AWARD PLANS

     During fiscal 1994, AAP adopted the Long-term Incentive Plan which authorizes the granting of stock-based awards of up to an aggregate of 500,000 shares of AAP's common stock to officers and key employees of or consultants to AAP who demonstrate superior performance or achieve management objectives. The plan is administered by the Compensation Committee of the Board of Directors who determine the terms and conditions of each award within the guidelines established by the plan.

     During fiscal 1996 and 1997, non-qualified stock options for 24,000 and 149,500 shares, respectively, were granted at a price equal to the market value on the date the options were granted. The weighted average fair value of these options at the date of grant was $11 and $17 per share, respectively. These options become exercisable over a period of three years and expire no later than 10 years after the date of grant. No such options were granted during fiscal 1998.

     During fiscal 1995, AAP adopted an Outside Director Long-term Award Plan which authorizes the granting of stock-based awards of up to an aggregate of 50,000 shares of AAP's common stock. During fiscal 1996 and 1997, AAP granted non-qualified stock options for 11,000 and 9,000 shares, respectively, at a price equal to the market value on the date the options were granted. The weighted average fair value of these options at the date of grant was $12 and $16 per share, respectively. No such options were granted during fiscal 1998.

     The options issued under the Long-term Incentive Plan and the Outside Director Long-term Award Plan are summarized in the table below.

                                 OPTIONS                                             OPTIONS       OPTIONS
                               OUTSTANDING                                         OUTSTANDING   EXERCISABLE
                               AT BEGINNING                         FORFEITED OR     AT END        AT END
                                 OF YEAR      GRANTED   EXERCISED     EXPIRED        OF YEAR       OF YEAR
                               ------------   -------   ---------   ------------   -----------   -----------
FISCAL 1996
Number of options............    216,000       35,000    10,000           --         241,000        95,333
Weighted average exercise
  price......................    $    24      $    31    $   18        $  --         $    25       $    21
FISCAL 1997
Number of options............    241,000      158,500    84,217        3,278         312,005       101,672
Weighted average exercise
  price......................    $    25      $    42    $   22        $  20         $    35       $    22
FISCAL 1998
Number of options............    312,005           --        --           --         312,005       194,672
Weighted average exercise
  price......................    $    35      $    --    $   --        $  --         $    35       $    31

     The exercise prices for options outstanding at August 31, 1998 range from $18 to $46 per share. The weighted average remaining contractual life for options outstanding at August 31, 1998 is 6.6 years.

     AAP during fiscal 1995 also granted stock appreciation rights for 5,000 shares at a price equal to the market value on the date the rights were granted of $33 per share. The fair value of these stock appreciation rights at the date granted was $11 per share. These stock appreciation rights for all 5,000 shares expired during fiscal 1997.

     During fiscal 1995 and 1996, pursuant to the Long-term Incentive Plan, AAP granted 3,000 and 6,000 shares, respectively, of restricted common stock to an officer at a cost of $0.01 per share. Of this restricted common stock, 2,000, 3,000 and 4,000 shares vested and became nonforfeitable on June 1, 1997, June 30, 1997 and June 1, 1998, respectively. The fair value of the restricted stock awards at the date of grant, based on the stock's market value at the grant date, was $36 and $34 per share, respectively. The cost of these restricted stock awards, based on the stock's fair market value at the award date was charged to shareholders' equity and amortized against earnings over the vesting period.

     As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation", AAP has elected not to adopt the fair value based method to measure compensation cost related to stock-based awards in determining net income in the basic financial statements. If AAP had elected to adopt the fair value based method, AAP's net income for the years ended August 31, 1998, 1997 and 1996 would have been $403, $103,697 and $82,201, respectively, and earnings per share would have been $0.01, $1.75 and $1.37 per share, respectively.

     The options pricing model used to estimate the fair value of the stock-based awards for purposes of this disclosure included the following assumptions: Expected life of 7.5 years; 8.5% risk-free interest rate; 2% annual rate of dividends; and expected volatility of 7% in fiscal 1994 and fiscal 1995, 17% in fiscal 1996 and 24% to 31% in fiscal 1997.

(16) EARNINGS PER SHARE

     AAP's stock options represent potential dilutive common shares for the purposes of computing diluted earnings per share in accordance with SFAS No.
128. The effect of these stock options on AAP's earnings per share computations is summarized in the following table.

                                                                         W.A. SHARES
                                                                         OUTSTANDING
                                                         NET INCOME        (000S)        PER-SHARE
                                                         (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                         -----------    -------------    ---------
FISCAL 1998
Basic earnings per share...............................   $  1,453         56,442          $0.03
  Effect of dilutive securities -- stock options.......                         4
                                                                           ------
Diluted earnings per share.............................   $  1,453         56,446          $0.03
                                                          ========         ======          =====
FISCAL 1997
Basic earnings per share...............................   $104,031         59,124          $1.76
  Effect of dilutive securities -- stock options.......                        52
                                                                           ------
Diluted earnings per share.............................   $104,031         59,176          $1.76
                                                          ========         ======          =====
FISCAL 1996
Basic earnings per share...............................   $ 82,233         60,039          $1.37
  Effect of dilutive securities -- stock options.......                        58
                                                                           ------
Diluted earnings per share.............................   $ 82,233         60,097          $1.37
                                                          ========         ======          =====

     Options to purchase 255,000 shares of common stock at a weighted-average exercise price of $38 per share were outstanding during fiscal 1998 but were not included in the computation of fiscal 1998 diluted earnings per share because the options' exercise price was greater than the average market price of the common shares. Such options expire at various dates during fiscal 2005, 2006 and 2007.

(17) SHORT-TERM BORROWINGS

     AAP's subsidiary in Mainland China had short-term borrowings of $11,473 at August 31, 1998 under unsecured revolving line of credit agreements with two local banks. The agreements are guaranteed by Standard Chartered Bank and Societe Generale of China in the form of standby letters of credit which in turn are guaranteed by AAP. The interest rates on loans under these agreements are based on the published rates determined by the Central Bank in China for short or medium-term loans. The weighted-average interest rate on these borrowings was approximately 6.8% at August 31, 1998. There are no commitment fees on these credit facilities. Unused credit available under these agreements at August 31, 1998 was $6,643.

     AAP also had borrowings of $7,100 at August 31, 1998 under an unsecured revolving line of credit agreement in the United States with Standard Chartered Bank. The interest rates on loans under this credit facility are based on LIBOR plus 0.25% at the time of loan. The weighted-average interest rate on these borrowings was approximately 5.9% at August 31, 1998. There are no commitment fees on these credit facilities. Unused credit available under these agreements at August 31, 1998 was $17,900.

(18) UNAUDITED QUARTERLY FINANCIAL DATA

                                       FIRST       SECOND      THIRD       FOURTH
                                      QUARTER     QUARTER     QUARTER     QUARTER      TOTAL
                                      --------    --------    --------    --------    --------
1998
Net sales...........................  $169,124    $160,678    $133,601    $124,176    $587,579
Gross profit........................   103,227      93,907      64,469      68,756     330,359
Operating income....................    16,590      13,185      (9,525)      5,043      25,293
Income before income taxes and
  minority interest.................    19,684      13,866      (7,449)      8,875      34,976
Net income..........................  $  8,525    $  5,539    $(15,295)   $  2,684    $  1,453
                                      ========    ========    ========    ========    ========
Basic and diluted earnings per
  share.............................  $   0.15    $   0.10    $  (0.27)   $   0.05    $   0.03
                                      ========    ========    ========    ========    ========
Weighted average number of shares
  outstanding (000s):
  For basic EPS.....................    56,442      56,442      56,442      56,442      56,442
                                      ========    ========    ========    ========    ========
  For diluted EPS...................    56,461      56,449      56,442      56,442      56,446
                                      ========    ========    ========    ========    ========
1997
Net sales...........................  $225,200    $205,201    $230,925    $183,840    $845,166
Gross profit........................   143,303     129,002     146,663     112,911     531,879
Operating income....................    44,724      34,815      43,200      25,844     148,583
Income before income taxes and
  minority interest.................    51,387      40,817      49,226      31,860     173,290
Net income..........................  $ 29,890    $ 24,714    $ 31,018    $ 18,409    $104,031
                                      ========    ========    ========    ========    ========
Basic and diluted earnings per
  share.............................  $   0.50    $   0.41    $   0.52    $   0.33    $   1.76
                                      ========    ========    ========    ========    ========
Weighted average number of shares
  outstanding (000s):
  For basic EPS.....................    60,047      60,055      59,985      56,438      59,124
                                      ========    ========    ========    ========    ========
  For diluted EPS...................    60,120      60,156      60,060      56,497      59,176
                                      ========    ========    ========    ========    ========

(19) INDUSTRY AND GEOGRAPHIC SEGMENTS

     AAP operates in a single industry which is the direct selling of cleaning and other household products, personal care products and vitamins and dietary supplements. Information related to AAP's geographic segments for each of the years in the three-year period ended August 31, 1998 is presented below.

                                                                  YEARS ENDED AUGUST 31,
                                                             --------------------------------
                                                               1998        1997        1996
                                                             --------    --------    --------
GEOGRAPHIC AREAS
Net Sales:
  China (Mainland, the Hong Kong Special Administrative
     Region, Macau and Taiwan).............................  $241,636    $377,226    $295,850
  Brunei, Malaysia and Thailand............................   199,032     316,818     279,157
  Australia and New Zealand................................   146,911     151,122     141,750
                                                             --------    --------    --------
                                                             $587,579    $845,166    $716,757
                                                             ========    ========    ========
Operating Income:
  China (Mainland, the Hong Kong Special Administrative
     Region, Macau and Taiwan).............................  $(16,152)   $ 50,538    $ 35,373
  Brunei, Malaysia and Thailand............................    31,947      83,683      72,451
  Australia and New Zealand................................    11,381      16,706      19,688
  Corporate expenses and miscellaneous, net................    (1,883)     (2,344)       (368)
                                                             --------    --------    --------
                                                             $ 25,293    $148,583    $127,144
                                                             ========    ========    ========

                                                                   AUGUST 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Identifiable assets:
China (Mainland, the Hong Kong Special Administrative
Region, Macau and Taiwan)...................................  $192,411    $261,418
  Brunei, Malaysia and Thailand.............................   137,360     174,421
  Australia and New Zealand.................................    48,808      61,216
  Corporate(1)..............................................    22,250      30,039
  Eliminations..............................................   (13,756)     (6,951)
                                                              --------    --------
                                                              $387,073    $520,143
                                                              ========    ========

---------------
(1) Corporate identifiable assets are principally receivables from AAP's subsidiaries (which are deducted from total assets through eliminations) and cash and cash equivalents.

                            AMWAY ASIA PACIFIC LTD.

                       CONSOLIDATED STATEMENTS OF INCOME
             (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  THIRD QUARTER ENDED      NINE MONTHS ENDED
                                                        MAY 31,                 MAY 31,
                                                  --------------------    --------------------
                                                    1999        1998        1999        1998
                                                  --------    --------    --------    --------
                                                                  (UNAUDITED)
Net sales.......................................  $131,648    $133,601    $365,929    $463,403
Cost of sales...................................    57,554      69,132     159,542     201,800
                                                  --------    --------    --------    --------
                                                    74,094      64,469     206,387     261,603
                                                  --------    --------    --------    --------
Operating expenses:
  Distributor incentives........................    34,772      37,511      97,063     125,621
  Distribution expenses.........................     9,372      11,038      28,315      35,569
  Selling and administrative expenses...........    23,487      25,445      70,269      80,163
                                                  --------    --------    --------    --------
     Total operating expenses...................    67,631      73,994     195,647     241,353
                                                  --------    --------    --------    --------
     Operating income (loss)....................     6,463      (9,525)     10,740      20,250
Other income -- net.............................     1,366       2,076       1,689       5,851
                                                  --------    --------    --------    --------
     Income (loss) before income taxes and
       minority interest........................     7,829      (7,449)     12,429      26,101
Income taxes....................................     4,091       5,347       9,798      19,520
                                                  --------    --------    --------    --------
     Income (loss) before minority interest.....     3,738     (12,796)      2,631       6,581
Minority interest in net income of consolidated
  subsidiaries..................................     1,627       2,499       4,478       7,812
                                                  --------    --------    --------    --------
     Net income (loss)..........................  $  2,111    $(15,295)   $ (1,847)   $ (1,231)
                                                  ========    ========    ========    ========
Basic earnings (loss) per share.................  $   0.04    $  (0.27)   $  (0.03)   $  (0.02)
                                                  ========    ========    ========    ========
Earnings (loss) per share assuming dilution.....  $   0.04    $  (0.27)   $  (0.03)   $  (0.02)
                                                  ========    ========    ========    ========
Dividends per share.............................  $     --    $   0.22    $     --    $   0.66
                                                  ========    ========    ========    ========
Weighted average number of shares outstanding
  (000s)........................................    56,442      56,442      56,442      56,442
                                                  ========    ========    ========    ========
Weighted average number of shares outstanding
  including dilutive potential shares (000s)....    56,442      56,442      56,452      56,452
                                                  ========    ========    ========    ========

          See accompanying notes to consolidated financial statements.

                            AMWAY ASIA PACIFIC LTD.

                          CONSOLIDATED BALANCE SHEETS
             (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                MAY 31,      AUGUST 31,
                                                                 1999           1998
                                                              -----------    ----------
                                                              (UNAUDITED)
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................   $146,680       $157,157
  Short-term investments....................................      6,471            143
  Accounts receivable, net..................................     19,929         21,264
  Inventories (note 2)......................................     57,921         75,104
  Prepaid expenses and other current assets.................     16,023         23,234
                                                               --------       --------
     Total current assets...................................    247,024        276,902
Property, plant and equipment, net..........................    105,421        104,346
Other assets................................................      9,318          5,825
                                                               --------       --------
     Total assets...........................................   $361,763       $387,073
                                                               ========       ========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $ 46,128       $ 59,799
  Short-term borrowings.....................................     15,341         18,573
  Accrued expenses and income taxes.........................     80,952         92,150
  Distributor deposits......................................      4,314          4,252
                                                               --------       --------
     Total current liabilities..............................    146,735        174,774
Deferred income taxes.......................................        248            184
                                                               --------       --------
     Total liabilities......................................    146,983        174,958
                                                               --------       --------
Minority interests..........................................     34,059         36,017
                                                               --------       --------
Shareholders' equity:
  Preferred stock, $0.01 par value -- authorized: 20,000,000
     shares, none issued....................................         --             --
  Common stock, $0.01 par value -- authorized: 110,000,000
     shares; issued and outstanding: 56,441,960 shares......        564            564
  Additional paid-in capital................................     79,246         79,246
  Accumulated other comprehensive income....................    (37,759)       (44,182)
  Retained earnings.........................................    138,670        140,470
                                                               --------       --------
     Total shareholders' equity.............................    180,721        176,098
                                                               --------       --------
     Total liabilities and shareholders' equity.............   $361,763       $387,073
                                                               ========       ========

          See accompanying notes to consolidated financial statements.

                            AMWAY ASIA PACIFIC LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (U.S. DOLLARS IN THOUSANDS)

                                                                NINE MONTHS ENDED
                                                                     MAY 31,
                                                              ---------------------
                                                                1999        1998
                                                              --------    ---------
                                                                   (UNAUDITED)
Cash flows from operating activities:
Net loss....................................................  $ (1,847)   $  (1,231)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation and amortization..........................     9,637        9,857
     Deferred income taxes..................................    (1,044)      (3,043)
     Loss on sale of equipment..............................     1,234          367
     Gain on sale of investments............................        --         (510)
     Changes in assets and liabilities......................     5,775      (19,611)
                                                              --------    ---------
       Net cash provided by (used in) operating
        activities..........................................    13,755      (14,171)
                                                              --------    ---------
Cash flows from investing activities:
  Capital expenditures......................................    (9,782)     (29,443)
  Proceeds from sale of equipment...........................       344          218
  Purchase of held-to-maturity investments..................   (29,605)     (79,288)
  Proceeds from maturity of investments.....................    20,408       82,349
  Net decrease (increase) in notes receivable...............       (38)         128
                                                              --------    ---------
       Net cash used in investing activities................   (18,673)     (26,036)
                                                              --------    ---------
Cash flows from financing activities:
  Principal payments on notes payable and capital lease
     obligations............................................        --          (30)
  Dividends paid to shareholders............................        --      (37,252)
  Dividends paid by subsidiaries to minority shareholders...    (8,626)      (5,977)
  Net increase (decrease) in short term borrowings..........    (3,257)       4,826
  Subsidiary's purchase for retirement of common stock held
     by minority shareholders...............................        --         (426)
  Investment in subsidiary by minority shareholder..........     2,219           --
                                                              --------    ---------
       Net cash used in financing activities................    (9,664)     (38,859)
                                                              --------    ---------
Effect of exchange rate changes on cash.....................     4,105      (28,266)
                                                              --------    ---------
Net decrease in cash and cash equivalents...................   (10,477)    (107,332)
Cash and cash equivalents at beginning of year..............   157,157      207,915
                                                              --------    ---------
Cash and cash equivalents at end of period..................  $146,680    $ 100,583
                                                              ========    =========
Supplemental disclosures of cash flow information:
  Interest paid.............................................  $    732    $      34
                                                              ========    =========
  Income taxes paid.........................................  $ 17,192    $  26,564
                                                              ========    =========

          See accompanying notes to consolidated financial statements.

                            AMWAY ASIA PACIFIC LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1) BASIS OF PRESENTATION

     The accompanying consolidated financial statements of Amway Asia Pacific Ltd. and subsidiaries ("AAP") have not been audited by independent accountants, except for the balance sheet at August 31, 1998. In the opinion of AAP's management, the consolidated financial statements reflect all adjustments, including the use of management's estimates, necessary to present fairly, in accordance with U.S. generally accepted accounting principles, AAP's results of operations for the third quarter and nine months ended May 31, 1999 and 1998, the financial position at May 31, 1999 and August 31, 1998, and cash flows for the nine months ended May 31, 1999 and 1998. All such adjustments are of a normal recurring nature. The results of operations for the nine months ended May 31, 1999 are not necessarily indicative of the results for the entire fiscal year ending August 31, 1999.

     These consolidated financial statements should be read in conjunction with the consolidated financial statements (including Notes thereto) contained in AAP's Form 20-F for the fiscal year ended August 31, 1998.

(2) INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Inventories consist of:

                                                                MAY 31,      AUGUST 31,
                                                                 1999           1998
                                                              -----------    ----------
                                                              (UNAUDITED)
Raw materials...............................................    $ 6,306       $ 6,996
Work in process.............................................         51            --
Manufactured finished goods and finished goods purchased for
  resale....................................................     51,564        68,108
                                                                -------       -------
                                                                $57,921       $75,104
                                                                =======       =======

(3) COMPREHENSIVE INCOME

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130 Reporting Comprehensive Income which, for interim reporting purposes, requires that an enterprise report a total for comprehensive income. AAP adopted this statement effective September 1, 1998. Comprehensive income includes all changes in equity during a period except those resulting from investments by and distributions to AAP's shareholders. For AAP, this primarily represents net income plus or minus the change in cumulative foreign currency translation adjustments. Cumulative foreign currency translation adjustments, which were previously identified separately in the equity section of AAP's balance sheets, are now included in "Accumulated other comprehensive income" in the equity section of AAP's balance sheets in accordance with SFAS No. 130. Total comprehensive income (loss), net of related tax effects, was $4,576 and $(26,065) for the nine months ended May 31, 1999 and 1998, respectively.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates representing the Shares and any other required documents should be sent or delivered by each holder of Shares or such holder's broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

                   BY MAIL:                                       BY HAND:
   FIRST CHICAGO TRUST COMPANY OF NEW YORK        FIRST CHICAGO TRUST COMPANY OF NEW YORK
              CORPORATE ACTIONS                C/O SECURITIES TRANSFER AND REPORTING SERVICES
                  SUITE 4660                                        INC.
                P.O. BOX 2569                             ATTN: CORPORATE ACTIONS
          JERSEY CITY, NJ 07303-2569                    100 WILLIAM STREET, GALLERIA
                                                             NEW YORK, NY 10038
            BY OVERNIGHT COURIER:                        BY FACSIMILE TRANSMISSION:
   FIRST CHICAGO TRUST COMPANY OF NEW YORK            (201) 324-3402 OR (201) 324-3403
        CORPORATE ACTIONS, SUITE 4660
             525 WASHINGTON BLVD                           CONFIRM BY TELEPHONE:
            JERSEY CITY, NJ 07310
                                                               (201) 222-4707

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or brokers, dealers, commercial banks and trust companies.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                                17 STATE STREET
                               NEW YORK, NY 10004

                 BANKS AND BROKERS CALL COLLECT: (212) 440-9800
                                       OR
                   ALL OTHERS CALL TOLL-FREE: (800) 223-2064

                     THE DEALER MANAGERS FOR THE OFFER ARE:

MORGAN STANLEY DEAN WITTER                J.P. MORGAN & CO.
Morgan Stanley & Co. Incorporated         60 Wall Street
One Financial Place                       New York, NY 10260
440 South LaSalle Street                  (877) 576-0606 (call toll free)
Chicago, IL 60605
(322) 706-4411 (call collect)

                         FOR INFORMATION IN AUSTRALIA:

 Morgan Stanley Dean Witter Australia Limited                J.P. Morgan & Co.
         Level 33, the Chifley Tower                   Level 20, One O'Connel Street
              22 Chifley Square                   Sydney, New South Wales, Australia 2061
   Sydney, New South Wales, Australia 2000             (800) 872-2881 -- 877-576-4529
               (612) 9770-1590                                (call toll free)